PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Blue Hills Bancorp, Inc. | Hyde Park, Massachusetts

PROPOSED HOLDING COMPANY FOR:

Blue Hills Bank | Hyde Park, Massachusetts

Dated as of February 14, 2014

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

Exhibit 99.3

February 14, 2014

Board of Trustees

Hyde Park Bancorp, MHC

Boards of Directors

Hyde Park Bancorp, Inc.

Blue Hills Bancorp, Inc.

Blue Hills Bank

1196 River Street

Hyde Park, Massachusetts 02136

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 6, 2014, the Board of Trustees of Hyde Park Bancorp, MHC, (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Hyde Park Bancorp, Inc., a Massachusetts corporation (“Hyde Park”), adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Hyde Park, which currently owns all of the issued and outstanding common stock of Blue Hills Bank, Hyde Park, Massachusetts (“Blues Hills Bank” or the “Bank”) will be succeeded by a Maryland corporation with the name of Blue Hills Bancorp, Inc. (“Blue Hills Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Blue Hills Bancorp or the Company.

Blue Hills Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Blue Hills Bank’s employee stock ownership plan (the “ESOP”) and Employees, Officers Directors, Trustees and Corporators, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Boards of Directors

February 14, 2014

in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated or firm commitment underwritten offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Blue Hills Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Blue Hills Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $7.0 million and will be funded with Blue Hills Bancorp common stock contributed by the Company in an amount equal to 2.5% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Blue Hills Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2009 through December 31, 2013 and a review of various unaudited information and internal financial reports through December 31, 2013, and due diligence related discussions with the Company’s management; Wolf & Company, P.C., the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C. the Company’s conversion counsel and Keefe Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Trustees

Boards of Directors

February 14, 2014

We have investigated the competitive environment within which Blue Hills Bancorp operates and have assessed Blue Hills Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Blue Hills Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Blue Hills Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Blue Hills Bancorp. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Blue Hills Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Blue Hills Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Blue Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Blue Hills Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Blue Hills Bancorp. The valuation considers Blue Hills Bancorp only as a going concern and should not be considered as an indication of Blue Hills Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Blue Hills Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Blue Hills Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Blue Hills Bancorp following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Blue Hills Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Trustees

Boards of Directors

February 14, 2014

Valuation Conclusion

It is our opinion that, as of February 14, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $215,250,000 at the midpoint, equal to 21,525,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $182,962,500 and a maximum value of $247,537,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 18,296,250 at the minimum and 24,753,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $284,668,130 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 28,466,813. Based on this valuation range, the offering range is as follows: $178,500,000 at the minimum, $210,000,000 at the midpoint, $241,500,000 at the maximum and $277,725,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 17,850,000 at the minimum, 21,000,000 at the midpoint, 24,150,500 at the maximum and 27,722,500 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Blue Hills Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Blue Hills Bancorp as of December 31, 2013, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Blue Hills Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for

Board of Trustees

Boards of Directors

February 14, 2014

financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Blue Hills Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

President and Managing Director

Gregory E. Dunn Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

BLUE HILLS BANCORP, INC.

BLUE HILLS SAVINGS BANK

Hyde Park, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.7
Pro Forma Balance Sheet Impact of Nantucket Bank Acquisition		1.9
Income and Expense Trends		I.10
Interest Rate Risk Management		I.13
Lending Activities and Strategy		I.14
Asset Quality		I.17
Funding Composition and Strategy		I.18
Subsidiary Activity		1.19
Legal Proceedings		I.19

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.4
Regional Economy		II.7
Unemployment Trends		II.8
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

BLUE HILLS BANCORP, INC.

BLUE HILLS SAVINGS BANK

Hyde Park, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.8
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.13
C. The Acquisition Market		IV.13
8. Management		IV.16
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.17
Valuation Approaches:		IV.17
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.21
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.22

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

BLUE HILLS BANCORP, INC.

BLUE HILLS SAVINGS BANK

Hyde Park, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.15
4.4	Public Market Pricing	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Blue Hills Bank (“Blue Hills” or the “Bank”), chartered in 1871, is a Massachusetts chartered stock savings bank headquartered in Hyde Park, Massachusetts. In 2008, Blue Hills reorganized into the mutual holding company structure, forming Hyde Park Bancorp, MHC, a Massachusetts mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of Hyde Park Bancorp, Inc., a Massachusetts corporation (“Hyde Park”). Blue Hills is the wholly owned subsidiary of Bancorp. Blue Hills serves the Boston metropolitan area and Nantucket Island through the main office, eight full service branch offices and an operations center. A map of Blue Hills’ office locations is provided in Exhibit I-1. Blue Hills is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2013, the MHC had consolidated total assets of $1.314 billion, total deposits of $915.2 million and total equity of $171.5 million equal to 13.1% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On March 6, 2014, the Board of Trustees of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, Hyde Park, which currently owns all of the issued and outstanding common stock of Blue Hills will be succeeded by a Maryland corporation with the name of Blue Hills Bancorp, Inc., a newly formed Maryland stock holding company (“Blue Hills Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Blue Hills Bancorp or the Company.

Blue Hills Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Blue Hills’ employee stock ownership plan (the “ESOP”) and Employees, Officers, Directors, Trustees and Corporators, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

offered for sale to members of the general public in a community offering and/or a syndicated or firm commitment underwritten offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Blue Hills Bank and the balance of the net proceeds will be retained by the Company.

As of December 31, 2013, the Company held unconsolidated cash and cash equivalents of $30.0 million and preferred stock equity of $18.7 million. At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Blue Hills Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $7.0 million and will be funded with Blue Hills Bancorp common stock contributed by the Company in an amount equal to 2.5% of the shares of common stock sold in the offering and the remainder in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Blue Hills Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Blue Hills Park Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Blue Hills Bancorp’s operating strategy was to maintain a relatively high concentration of assets in low risk investments, such as government-sponsored obligations and mortgage-backed securities issued by government-sponsored enterprises (“GSEs”) and emphasize origination of 1-4 family permanent mortgage loans. Funding has been largely generated through retail deposits. In 2011, the Company embarked on a new strategic direction designed to build a full service community banking franchise. To facilitate implementation of new strategic initiatives, the Company added senior management infrastructure including the appointment of a new President and Chief Executive Officer in July 2010. In connection with

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

the implementation of a full service community banking strategy, the Company introduced its new banking brand with the name change of the Bank from Hyde Park Savings Bank to Blue Hills Bank. Pursuant to implementation of new strategic initiatives, the Company invested in infrastructure, personnel and platforms. These investments included adding a team of commercial lenders experienced in building full service commercial banking relationships in the local market, completing the renovation of all branch offices and signage to reflect the new Blue Hills Bank brand, enhancing consumer online platform and technology infrastructure and introduction of new deposit products. In 2012 and 2013, the Company started to realize some leveraging of its strategic investments as evidenced by acceleration of loan and deposit growth over the past two years. Growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate and commercial business loans and, to a lesser extent, growth of residential and consumer loans. The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

In January 2014, the Company supplemented organic growth with the acquisition of Nantucket Bank, which operated as a division of Sovereign Bank, N.A. With the acquisition of Nantucket Bank, the Company added three branches on the island of Nantucket and approximately $275 million in assets and deposits. Nantucket Bank will continue to operate under its own name as a division of Blue Hills Bank. Further expansion of the Company’s branch network is planned over the next two years, with the addition of de novo branches in East Milton Square in 2014 and in University Station in Westwood, Massachusetts in 2015.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be largely indicative of a low risk investment philosophy. U.S. Treasuries, GSE obligations and mortgage-backed securities issued by GSEs constitute more than half of the investment portfolio, with the balance of investment consisting of private label mortgage- and asset-backed securities, municipal bonds, corporate bonds, marketable equity securities and FHLB stock. In 2012, the Company also maintained a portfolio of trading securities consisting of U.S. Government and agency securities and to be announced mortgage-backed securities. At December 31, 2013, the Company held a nominal balance of U.S. Government and agency securities as trading securities. In connection with the Company’s

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

investment in to be announced mortgage-backed securities, the Company maintained a related due to broker asset balance and related securities sold short and due to broker liability positions. The Company’s current investment philosophy is to no longer invest in to be announced mortgage-backed securities.

Deposits have consistently served as the primary interest-bearing funding source for the Company and have funded the Company’s recent asset growth along with increased utilization of borrowings, as well as the pay down of borrowings in recent years. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings utilized the Company consist primarily of short- and long-term FHLB advances.

Blue Hills Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. In recent years, the Company’s net interest margin has trended lower as interest rate spreads have narrowed in which the prolonged low interest rate environment has resulted in yields earned on interest-earnings assets declining more relative to funding costs paid on interest-bearing liabilities. Operating expense ratios have trended higher over the past few years, which have been mostly related to investments made in infrastructure that has been put into place to facilitate implementation of the Company’s strategic plan. Historically, non-interest operating income has been a limited contributor to earnings, reflecting the Company’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services and the high concentration of assets maintained in investments. Growth of non-operating income is a strategic initiative for the Company, pursuant to which the Company is seeking to build full service banking relationships with its retail and commercial customers that will generate increased revenues derived from fee-based products and services. Gains on sales of securities have been a fairly significant contributor to the Company’s earnings in recent years.

The post-offering business plan of the Company is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. Accordingly, Blue Hills Bancorp will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Boston metropolitan area and nearby regional markets in eastern Massachusetts, including the island of Nantucket.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The Company’s Board of Directors has elected to complete a public stock offering to sustain recent growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Blue Hills Bancorp’s funding costs. Additionally, Blue Hills Bancorp’s higher equity-to-assets ratio will enable to the Company to redeem higher costing preferred stock and to pursue expansion opportunities. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets. The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, other than the planned opening of two de novo branches over the next two years, the Company has no specific plans for expansion, but will continue to evaluate branch expansion as such opportunities arise. The projected uses of proceeds are highlighted below.

•	Blue Hills Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be used to fund the redemption of the preferred stock and invested into short-term liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	Blue Hills Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Blue Hills Bancorp’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Blue Hills Bancorp, Inc.

Historical Balance Sheet Data

											12/31/09-
	At December 31,										12/31/13 Annual.	Pro Forma Combined At December 31,(2)
	2009		2010		2011		2012		2013		Growth Rate	2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)	($000)	(%)
Total Amount of:
Assets	$905,382	100.00%	$910,289	100.00%	$970,674	100.00%	$1,228,636	100.00%	$1,314,287	100.00%	9.77%	$1,437,754	100.00%
Cash and cash equivalents	180,264	19.91%	111,759	12.28%	87,331	9.00%	73,819	6.01%	40,316	3.07%	-31.23%	40,316	2.80%
Trading assets	—	0.00%	—	0.00%	—	0.00%	32,125	2.61%	750	0.06%	NM	750	0.05%
Investment securities	457,887	50.57%	543,890	59.75%	547,475	56.40%	533,785	43.45%	441,306	33.58%	-0.92%	441,306	30.69%
Loans receivable, net	210,858	23.29%	202,016	22.19%	276,528	28.49%	488,207	39.74%	765,347	58.23%	38.03%	862,813	60.01%
Bank owned life insurance	30,167	3.33%	31,178	3.43%	32,220	3.32%	33,344	2.71%	29,831	2.27%	-0.28%	29,831	2.07%
FHLB stock	3,293	0.36%	3,293	0.36%	3,846	0.40%	9,669	0.79%	10,766	0.82%	34.47%	10,766	0.75%
Intangible assets	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	NM	14,917	1.04%
Deposits	760,692	84.02%	754,228	82.86%	756,481	77.93%	817,877	66.57%	915,223	69.64%	4.73%	1,148,769	79.90%
Borrowings	—	0.00%	—	0.00%	40,000	4.12%	154,424	12.57%	215,000	16.36%	NM	63,652	4.43%
Equity	127,145	14.04%	144,384	15.86%	163,832	16.88%	176,938	14.40%	171,534	13.05%	7.77%	171,534	11.93%
Tangible equity	127,145	14.04%	144,384	15.86%	163,832	16.88%	176,938	14.40%	171,534	13.05%	7.77%	156,617	10.89%
Loans/Deposits		27.72%		26.78%		36.55%		59.69%		83.62%			75.11%
Full Service Banking Offices Open	6		6		6		6		6			9

(1)	Ratios are as a percent of ending assets.
(2)	Reflects estimated pro forma impact of the acquistion of Nantucket Bank.

Sources: Blue Hills Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from yearend 2009 through yearend 2013. From yearend 2009 through yearend 2013, Blue Hills Bancorp’s assets increased at a 9.8% annual rate. Most of the growth has occurred during the past two years, pursuant to the Company’s implementation of new strategic initiatives to build a full service community banking franchise. Asset growth was largely driven by loan growth, which was in part funded by redeployment of cash and investments into loans. Asset growth was funded by deposit growth and increased utilization of borrowings. A summary of Blue Hills Bancorp’s key operating ratios from yearend 2009 through yearend 2013 is presented in Exhibit I-3.

Blue Hills Bancorp’s loans receivable portfolio increased at a 38.0% annual rate from yearend 2009 through yearend 2013, with the loan portfolio exhibiting the most significant growth during 2012 and 2013. The relatively strong loan growth during the past two years reflects implementation of lending initiatives set forth in the Company’s strategic plan, including adding a commercial lending team to facilitate significantly increasing diversification into commercial real estate and commercial business types of lending. The Company’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 23.3% at yearend 2009 to 58.2% at yearend 2013.

While residential mortgage loans represent the largest concentration in the Company’s loan portfolio, Blue Hills Bancorp’s emphasis on growing a more diversified loan portfolio is evidenced by recent trends in its loan portfolio composition. Trends in the Company’s loan portfolio composition since yearend 2009 show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 94.2% of total loans at yearend 2009 to 47.3% of total loans at yearend 2013. Comparatively, from yearend 2009 through yearend 2013, commercial real estate loans increased from 2.7% to 29.6% of total loans, commercial business loans increased from 0.5% to 14.4% of total loans, consumer loans (including home equity loans) increased from 2.1% of total loans to 6.6% of total loans and construction loans increased from 0.6% to 2.1% of total loans. The decrease in the concentration of 1-4 family loans comprising the loan portfolio was attributable to comparatively slower growth of 1-4 family loans, which was in part related to the Company’s general philosophy of selling most originations of conforming, fixed rate 1-4 family fixed loans into the secondary market. Additionally, the Company completed a bulk sale of 1-4 family loans held in the loans receivable portfolio during 2013.

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The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Blue Hills Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into short-term liquid funds. Since yearend 2009, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 37.5% of assets at yearend 2013 to a high of 72.4% of assets at yearend 2010. The decrease in the concentration of cash and investments comprising assets reflects implementation of the Company’s strategic plan, in which the Company has been downsizing its investment portfolio and emphasizing loan growth. U.S. Government and GSE obligations totaling $142.2 million comprised the most significant component of the Company’s investment portfolio at December 31, 2013. Other investments held by the Company at December 31, 2013 consisted of mortgage- and asset-backed securities ($114.0 million), municipal bonds ($15.7 million), corporate bonds ($89.2 million) and marketable equity securities ($80.2 million). As of December 31, 2013, the Company also held $40.3 million of cash and cash equivalents, $10.8 million of FHLB stock and trading assets of $750,000. Trading assets held by the Company at December 31, 2013 consisted of U.S. Government and agency securities. All investments are maintained as available for sale and, as of December 31, 2013, the investment portfolio had a net unrealized gain of $2.8 million. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s employees. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2013, the cash surrender value of the Company’s BOLI equaled $29.8 million.

Blue Hills Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2009 through yearend 2013, the Company’s deposits increased at a 4.7% annual rate. Since yearend 2009, the major portion of the Company’s deposit growth was realized during the past two years. Recent deposit growth trends reflect that deposit growth has been primarily driven by growth of core deposits, with savings account deposits accounting for the largest portion of the core deposit growth. Core deposits comprised 59.8% of average total deposits during the year ended December 31, 2013, versus 41.2% of average total deposits during the year ended December 31, 2011.

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Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2009 to yearend 2013, borrowings increased from a zero balance to $215.0 million equal to 16.4% of assets. The Company’s utilization of borrowings has primarily consisted of FHLB advances, but has also included a limited amount of repurchase agreement.

The Company’s equity increased at a 7.8% annual rate from yearend 2009 through yearend 2013, which was largely related to retention of earnings. Capital growth was supplemented with the issuance of $18.7 million of preferred stock in 2011. On September 22, 2011, the Company issued and sold 18,724 shares of senior non-cumulative perpetual preferred stock, Series A (“Series A Preferred”), with a liquidation value of $1,000 per share. The Company sold the Series A Preferred to the U.S. Treasury as part of the Small Business Lending Fund Program (“SBLF”) for an aggregate purchase price of $18,724,000. Non-cumulative dividends on the Series A Preferred accrue at an annual rate of between 1% and 5% for the first four and one-half years and at an annual rate of 9% thereafter. The variable rate is determined based upon changes in the amount of the Company’s “Qualified Small Business Lending” as compared to a baseline level. At December 31, 2013, as a result of the Company’s small business lending activity, the dividend rate was 4.48%. A portion of the net proceeds from the offering will fund the redemption of the Company’s preferred stock. As of December 31, 2013, all of the Company’s capital was tangible capital and Blue Hills Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2013. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Blue Hills Bancorp’s ROE will initially be depressed following its stock conversion as the Company’s pro forma capital position will be significantly higher following the infusion of net stock proceeds into capital.

Pro Forma Balance Sheet Impact of Nantucket Bank Acquisition

The Company’s pro forma balance sheet as of December 31, 2013, which accounts for the acquisition of Nantucket Bank, is also included in Table 1.1. After accounting for the Nantucket Bank acquisition, the Company’s assets increase from $1.314 billion to $1.438 billion. The major balance sheet entries resulting from the acquisition include loans increasing from $765.3 million or 58.2% assets to $862.8 million or 60.0% of assets, deposits increasing from $915.2 million or 69.6% of asset to $1.149 billion or 79.9% of assets and borrowings decreasing from $215.0 million or 16.4% of assets to $63.7 million or 4.4% of assets. The Company will

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use most of the $161.6 million of cash obtained in the acquisition to fund the pay down of borrowings and replace brokered deposits. Goodwill and intangibles increase from a zero balance to $14.9 million or 1.0% of assets. Accordingly, the Company’s tangible equity-to-assets ratio declines from 13.1% to 10.9%. Loan acquired in the acquisition consist of a mix of small business, home equity and consumer loans.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years through the year ended December 31, 2013. The Company’s reported earnings ranged from $2.6 million or 0.22% of average assets in 2013 to $29.6 million or 3.21% of average assets in 2010. The relatively high level of net income reported for 2010 was supported by gains on the sale of investment securities. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of limited source of earnings for the Company. Loan loss provisions typically have not had a significant impact on earnings, while non-operating gains and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.1.

During the period covered in Table 1.1, the Company’s net interest income to average assets ratio reached a peak of 2.51% during 2011 and then trended lower over the past two years to equal 2.10% during 2013. The recent decline in the Company’s net interest income ratio was largely attributable to interest rate spread compression that has resulted from a more significant decrease in the yield earned on interest-earnings assets relative to the cost of interest-bearing liabilities. As the result of the prolonged low interest rate environment, the decline in yield earned on less rate sensitive interest-earning assets has become more significant relative to the decline in rate paid on more rate sensitive liabilities which had more significant downward repricing earlier in the prevailing interest rate environment. The decline in yield earned on interest-earning assets has been partially offset by the increase in comparatively higher yielding loans that comprise interest-earning assets; however, a significant portion of the loan growth has consisted of relatively low yielding loans indexed to the 3-month LIBOR. Overall, during the past five years, the Company’s interest rate spread decreased from a peak of 2.52% during 2011 to 2.09% during 2013. The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibit I-3 and Exhibit I-5.

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Table 1.2

Blue Hills Bancorp, Inc.

Historical Income Statements

	Fiscal Year Ended December 31,
	2009		2010		2011		2012		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$40,087	3.51%	$34,186	3.71%	$31,995	3.48%	$31,703	2.97%	$33,092	2.77%
Interest expense	(17,849)	-1.56%	(12,083)	-1.31%	(8,938)	-0.97%	(8,372)	-0.78%	($7,971)	-0.67%

Net interest income	$22,238	1.95%	$22,103	2.40%	$23,057	2.51%	$23,331	2.18%	$25,121	2.10%
Provision for loan losses	(1,250)	-0.11%	(502)	-0.05%	(1,126)	-0.12%	(2,361)	-0.22%	($4,094)	-0.34%

Net interest income after provisions	$20,988	1.84%	$21,601	2.34%	$21,931	2.39%	$20,970	1.97%	$21,027	1.76%
Non-interest operating income	$3,395	0.30%	$3,236	0.35%	$3,644	0.40%	$4,044	0.38%	$7,507	0.63%
Non-interest operating expense	(13,313)	-1.17%	(17,362)	-1.88%	(21,041)	-2.29%	(26,283)	-2.46%	(31,659)	-2.65%

Net operating income	$11,070	0.97%	$7,475	0.81%	$4,534	0.49%	($1,269)	-0.12%	($3,125)	-0.26%
Non-Operating Income(Loss)
Gain on sales of securities	$1,974	0.17%	$25,677	2.79%	$5,557	0.60%	$11,931	1.12%	$5,091	0.43%
Net impairment losses on securities	(4,218)	-0.37%	—	0.00%	—	0.00%	—	0.00%	(92)	-0.01%
Gain on trading assets and derivatives, net	—	0.00%	—	0.00%	—	0.00%	604	0.06%	505	0.04%

Net non-operating income	($2,244)	-0.20%	$25,677	2.79%	$5,557	0.60%	12,535	1.18%	$5,504	0.46%
Net income before tax	$8,826	0.77%	$33,152	3.60%	$10,091	1.10%	$11,266	1.06%	$2,379	0.20%
Income tax provision	(3,456)	-0.30%	(3,542)	-0.38%	(2,530)	-0.28%	(3,412)	-0.32%	$284	0.02%

Net income (loss)	$5,370	0.47%	$29,610	3.21%	$7,561	0.82%	$7,854	0.74%	$2,663	0.22%
Adjusted Earnings
Net income	$5,370	0.47%	$29,610	3.21%	$7,561	0.82%	$7,854	0.74%	$2,663	0.22%
Add(Deduct): Net gain/(loss) on sale	2,244	0.20%	(25,677)	-2.79%	(5,557)	-0.60%	(12,535)	-1.18%	(5,504)	-0.46%
Tax effect (2)	(898)	-0.08%	10,271	1.11%	2,223	0.24%	5,014	0.47%	2,202	0.18%

Adjusted earnings	$6,716	0.59%	$14,204	1.54%	$4,227	0.46%	$333	0.03%	($639)	-0.05%
Expense Coverage Ratio (3)	1.67x		1.27x		1.10x		0.89x		0.79x
Efficiency Ratio (4)	52.00%		68.52%		78.80%		96.01%		97.07%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses, divided by the sum of net interest income before provisions for loan losses plus other income (excluding non-operating income/loss.

Sources: Blue Hills Bancorp’s prospectus, audited & unaudited financial statements and RP Financial calculations.

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Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $3.2 million or 0.35% of average assets during 2010 to a high of $7.5 million or 0.61% of average assets during 2013. The relatively high level of non-interest operating income for 2013 was supported by a $1.9 million death benefit realized from the Company’s BOLI investment, as well as increases in customer services fees, gains on sales of loans and loan level derivative income generated from interest rate swaps written on floating rate commercial real estate loans that provide the borrower with a fixed rate of interest.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $13.3 million or 1.17% of average assets during 2009 to a high of $31.7 million or 2.65% of average assets during 2013. The increase in the Company’s operating expense ratio since 2009 reflects infrastructure that has been put into place to facilitate implementation of the Company’s strategic plan, pursuant to which the Company is seeking to build a profitable full service community bank franchise. The higher operating expenses reported during 2013 also include $1.7 million of expenses related to certain employee benefit plans that were terminated in 2013. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through implementation of current growth strategies.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 2009 reflect a negative trend in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). Blue Hills Bancorp’s expense coverage ratio equaled 1.67 times during 2009, versus a ratio of 0.79 times during 2013. The decrease in the expense coverage ratio since 2009 was the result of a decrease in the net interest income ratio and an increase in the operating expense ratio. Similarly, Blue Hills Bancorp’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 52.00% during 2009 was lower or more favorable compared to its 2013 efficiency ratio of 97.07%.

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During the period covered in Table 1.2, maintenance of generally favorable credit quality measures served to limit the impact of loan loss provisions on the Company’s earnings. Loan loss provisions ranged from a low of $502,000 or 0.05% of average assets during 2010 to a high of $4.1 million or 0.34% of average assets during 2013. Loan growth, including growth of higher risk types of loans, largely accounted for higher loan loss provisions established during the past two years. As of December 31, 2013, the Company maintained loan loss allowances of $9.7 million, equal to 1.25% of total loans and 555.17% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five years.

Non-operating income and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.2, ranging from a non-operating loss of $2.2 million or 0.20% of average assets during 2009 to non-operating income equal to $25.7 million or 2.79% of average assets during 2010. For 2013, the Company reported non-operating income of $5.5 million or 0.46% of average assets. The non-operating loss recorded in 2009 was due to net impairment losses on securities, which was partially offset by gains on sales of securities. Gains on sales of securities accounted for all of the non-operating income reported for 2010. Non-operating income reported for 2013 consisted of $5.1 million of gains on sales of securities, $505,000 of gains on trading assets and derivatives and $92,000 of net impairment losses on securities. The other components of the Company’s non-operating income are viewed as non-recurring income items.

The Company’s effective tax rate ranged from 10.68% during 2010 to 39.16% during 2009. As set forth in the prospectus, the Company’s marginal effective tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. Comparatively, the Company’s net interest margin has benefited from the declining and low interest rate environment that has prevailed in recent years. However, as interest rates have remained at historically low levels for an extended period of time, the Company has experienced interest spread compression as the average yield earned on interest-earning assets has started to decline more relative to the average rate paid on interest-bearing liabilities. The Company’s interest rate risk analysis as of December 31, 2013 indicates that in the event of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, net interest income would decrease by 5.01% and Economic Value of Equity would decrease by 17.4%, which were within policy limits (see Exhibit I-7).

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The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of conforming fixed rate 1-4 family loans with terms of 15 years or more, investing in debt securities with maturities of less than five years, maintaining the entire investment portfolio as available for sale, diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans and using interest rate swaps on certain larger commercial real estate loans. As of December 31, 2013, of the Company’s total loans due after December 31, 2014, ARM loans comprised 55.9% of those loans (see Exhibit I-8). The notional amount of interest rate swap agreements maintained by the Company at December 31, 2013 equaled $171.7 million for which the Company had offsetting positions in an equal amount. On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with maturities out to 2018 and emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 59.8% of the Company’s average total deposits during the year ended December 31, 2013.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Blue Hills Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans and commercial business loans as the primary areas of targeted loan growth. Other areas of lending diversification for the Company include construction loans, home equity loans and other

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consumer loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be constrained by the sale of most fixed rate originations of conforming 1-4 family loans. Exhibit I-9 provides historical detail of Blue Hills Bancorp’s loan portfolio composition for the past five years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2013.

1-4 Family Residential Loans. Blue Hills Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of conforming 1-4 family fixed rate loans. Loans are generally sold on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of three, five, seven or ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to the 1-year Treasury rate. Fixed rate loans are offered for terms of 15 through 30 years. As of December 31, 2013, the Company’s outstanding balance of 1-4 family loans equaled $365.7 million or 47.3% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans with amortization terms up 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a ten year draw period followed by a 15 year repayment period. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. The Company has also made one purchase of home equity loans, which were underwritten consistent with the Company’s internal underwriting guidelines and are secured by local properties. As of December 31, 2013, the Company’s outstanding balance of home equity loans and lines of credit totaled $25.5 million or 3.3% of total loans outstanding.

Construction Loans. Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Company’s 1-4 family construction lending activities consist of construction loans, which convert to a permanent loan at the end of the construction period. Commercial real estate/multi-family construction loans are mostly secured by apartment development projects. Residential and commercial construction loans are interest only loans during the construction period and are generally offered up to a maximum LTV ratio of 80.0% of the appraised value of the completed property. As of December 31, 2013, the Company’s outstanding balance of construction loans equaled $16.6 million or 2.1% of total loans outstanding

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Commercial Real Estate and Multi-family Loans. The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. Blue Hills Bancorp originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. The Company supplements originations of commercial real and multi-family loans with purchases of loan participations, which are secured by commercial real estate and multi-family properties in the Company’s regional lending area and are subject to the Company’s underwriting standards for commercial real estate and multi-family loans. Commercial real estate and multi-family loans are originated as adjustable rate loans for terms of up to 25 years and may have a shorter term balloon provision. Commercial real estate and multi-family loans are indexed to the 3-month LIBOR and reprice monthly or quarterly. Properties securing the commercial real estate loan portfolio include office buildings, owner-occupied businesses, industrial buildings, strip mall centers, mixed-use properties, hotels and apartments. As of December 31, 2013, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $228.7 million equal to 29.6% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Additionally, in 2013 the Company purchased a $56.0 million participation in a portfolio of seasoned franchise loans with a leading restaurant chain. At December 31, 2013, $47.0 million of such participations remained outstanding. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. In this regard, the Company has put in place a team of commercial lender, with significant lending experience in the Boston metropolitan area. Commercial business loans offered by the Company consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans based on a corresponding FHLB rate, plus a margin. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory, equipment and real estate. As of December 31, 2013, the Company’s outstanding balance of commercial business loans equaled $111.2 million or 14.4% of total loans outstanding.

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Consumer Loans. The Company’s consumer lending activities have been concentrated in indirect auto loans, which are secured by classic and luxury vehicles. The indirect auto loans are re-underwritten by the Company. The balance of the consumer loan portfolio consists of small balances of loans secured by deposit, personal lines of credit and miscellaneous installment loans. As of December 31, 2013, the consumer loan portfolio totaled $25.4 million or 3.3% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past five years. Total loans originated ranged from a low of $49.0 million during 2011 to a high of $281.5 million during 2013. The increase in loans originated during 2012 and 2013 was primarily due to increased originations of commercial real estate loans, commercial business loans and 1-4 family loans. During 2013, the Company originated $55.3 million of commercial business loans, $138.6 million of commercial real estate loans and $73.8 million of 1-4 family loans. The Company’s self-generated loan production was supplemented with loan purchases, which ranged from a low of $1.6 million during 2009 to a high of $218.1 million during 2013. Loan purchases have largely consisted of 1-4 family loans, while to a lesser extent the Company has purchased commercial real estate, construction and home equity loans. Loans sold consisting of 1-4 family loans and loans participated out by the Company consisting of commercial real estate loans, ranged from a low of $1.6 million during 2011 to a high of $52.3 million during 2013. Total principal repayments ranged from a low of $54.9 million during 2010 to a high of $160.9 million during 2013. Net loan growth was recorded during each of the past three years following two years of loan shrinkage during 2009 and 2010. Overall, net loans receivable increased from $210.9 million at yearend 2009 to $765.3 million at yearend 2013.

Asset Quality

The Company’s historical balance sheet concentration in investment securities, 1-4 family lending emphasis and emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures. With the onset of the recession in the Company’s lending markets, the Company experienced some modest credit quality deterioration in its loan portfolio; although, the Company’s ratios for non-performing loans and non-performing assets have remained at relatively low levels. Blue Hills Bancorp’s balance of non-performing assets ranged from a low of $1.6 million or 0.18% of assets at yearend 2010 to a high of $2.7 million or 0.28% of assets at yearend 2011. As shown in Exhibit I-12, non-performing assets at December 31, 2013 totaled $1.7 million or 0.13% of assets and consisted entirely of non-accruing loans. Non-accruing loans held by the Company at December 31, 2013 consisted of $1.706 million or 1-4 family loans and $36,000 of consumer loans.

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To track the Company’s asset quality and the adequacy of valuation allowances, Blue Hills Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. The loan portfolio is also reviewed by an independent third party. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31 2013, the Company maintained loan loss allowances of $9.7 million, equal to 1.25% of total loans receivable and 555.17% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2013 deposits accounted for 81.0% of Blue Hills Bancorp’s interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition for the past three years. Transaction and savings account deposits constituted 59.8% of average total deposits for the year ended December 31, 2013. Comparatively, transaction and savings account deposits constituted 41.2% of average total deposits for the year ended December 31, 2011. The increase in the concentration of core deposits comprising total deposits since 2011 was realized through a decrease in the balance of CDs and an increase in the balance of core deposits. Most of the core deposit growth has consisted of savings account deposits, which was facilitated by marketing relatively attractive rates on certain savings account products. Savings account deposits comprised 66.0% of the Company’s average total core deposits for the year ended December 31, 2013.

The balance of the Company’s deposits consists of CDs, which equaled 40.2% of average total deposits for the year ended December 31, 2013 compared to 58.8% of average total deposits for the year ended December 31, 2011. Blue Hills Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $388.3 million at December 31, 2013 and $262.6 million or 67.6% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of December 31, 2013. As of December 31, 2013, jumbo

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I.19

CDs (CD accounts with balances of $100,000 or more excluding brokered CDs) amounted to $129.0 million or 33.2% of total CDs. Brokered CDs averaged $38.3 million or 4.4% of average total deposits during the year ended December 31, 2013.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $215.0 million of FHLB advances at December 31, 2013 with a weighted average rate of 0.61%. FHLB advances held by the Company at December 31, 2013 consisted of $170,000 million with an original maturity of three months or less and $45,000 million of fixed rate advances with laddered maturities through 2018. Exhibit I-15 provides further detail of the Company’s borrowings activities for the past three years.

Subsidiary Activity

Upon completion of the conversion, the Bank will become a wholly owned subsidiary of Blue Hills Bancorp. Additionally, it is expected that Blue Hills Bancorp will form another subsidiary for the sole purpose of funding the loan to the Bank’s ESOP.

Blue Hills Bank has two subsidiaries, HP Security Corporation (“HP Security”) and 1196 Corporation. HP Security buys, sell and holds securities on its own behalf as a wholly-owned subsidiary of the Bank, which results in tax advantages in Massachusetts. At December 31, 2013, HP Security had total assets of $253.5 million. 1196 Corporation owns shares in Northeast Retirement Services, Inc., a company that administers pension and 401(k) plans for a number of savings banks, including Blue Hills Bank, and other entities.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Blue Hills Bancorp serves the Boston metropolitan area and the island of Nantucket through the main office in Hyde Park, Massachusetts and eight additional branch offices. One of the branches is also located in the Hyde Park and the remaining seven branches are located in the Brookline, Dedham, Norwood, West Roxbury and Nantucket. The Blue Hills and West Roxbury offices are in Suffolk County and the Brookline, Dedham and Norwood offices are in Norfolk County. All three of the branches acquired from Nantucket Bank are located on the island of Nantucket, Massachusetts, which is also Nantucket County. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for Blue Hills Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing and non-manufacturing activity continued to expand in July 2013. Job growth for the U.S. slowed during July, as the U.S. economy added 162,000 jobs during July, which was below forecasted job growth of 184,000 jobs, and the July unemployment rate nudged down to 7.4%. Housing starts and existing home sales rose in July compared to June,

RP® Financial, LC.	MARKET AREA
II.2

while new home sales declined from June to July. Durable-goods orders showed a sharp decline in July, as aircraft demand and business spending weakened. However, exclusive of the transportation category, July durable-goods orders still showed a slight decline. Expansion in the manufacturing and non-manufacturing sectors continued in August, while the August jobs report showed the pace of hiring remained sluggish. The U.S. economy added 169,000 jobs in August and the unemployment rate edged down to 7.3%. Notably, the number of jobs added during July was revised down from 162,000 to 104,000. The positive trends in housing starts and existing home sales were sustained during August, with existing home sales rising to their highest level in six and one-half years. New homes sales were also up solidly in August compared to July. The delayed release of employment data for September showed 148,000 jobs were added in September, which was less than forecasted, and the unemployment rate edged down slightly to 7.2%. Pending home sales declined for the fourth consecutive month in September, as higher mortgage interest rates and home prices curbed buying power. Retail sales were down slightly in September, but core September retail sales which excludes autos were up slightly. Third quarter GDP increased at a 2.8% annual rate (subsequently revised to 4.1%), which marked the fastest growth in a year. Median home prices in U.S. metropolitan areas increased 12.5% during the third quarter compared to the year ago quarter.

Manufacturing activity grew for a fifth consecutive month in October 2013, with the PMI index rising to its highest level in more than two years. Service sector activity also continued to expand in October. The employment report for October showed that 204,000 jobs were added, while the October unemployment rate edged up to 7.3%. Despite the partial government shutdown in early-October, retail sales increased in October. Existing home sales declined in October, which was viewed as a potential sign that rising interest rates were starting to weigh on the housing recovery. The pace of manufacturing activity accelerated further in November, while service sector activity grew at a slightly lower rate in November. Employment growth remained steady in November, with 203,000 jobs being added and the November unemployment rate hitting a five year low of 7.0%. New and existing home sales were down slightly in November compared to October, as home buyers faced higher interest rates and an increase in home prices. Bolstered by a rebound in consumer confidence, retail sales for November showed a healthy increase from October, While manufacturing activity expanded at a slightly lower rate in December, the PMI readings for November and December were the highest and second highest for 2013. Similarly, December service sector activity also grew at a slightly lower rate compared to November. December job growth was the lowest in almost three years, as only 74,000 jobs were added in December. However, the December unemployment rate dropped to 6.7%, which was mostly attributable to people leaving the labor force.

RP® Financial, LC.	MARKET AREA
II.3

The pace of manufacturing activity slowed considerably in January 2014, with the PMI reading declining to 5.2 points to 51.3. Comparatively, January service sector activity expanded at a slight faster pace, with PMI reading of 56.7 compared to 55.7 in December. January was the second straight month of weak job growth, with a tepid gain of 113,000 jobs. The January unemployment rate dipped to 6.6% in January.

In terms of interest rates trends over the past few quarters, interest rates edged higher at the start of the third quarter of 2013 as job growth for June came in stronger-than-expected. Assurances from the Federal Reserve Chairman that it would not raise short-term rates for some time after the unemployment rate hit 6.5%, along with a decline in consumer sentiment and weaker-than-expected June retail sales, translated into a slight decline in interest rates going into mid-July. Stable interest rates prevailed during the second half of July and the first half of August, as the Federal Reserve concluded its late-July meeting with keeping easy monetary policies in place. Interest rates climbed higher in mid-August, as news that weekly unemployment claims were the lowest since 2007 raised expectations that the Federal Reserve would start to reduce its $85 billion in monthly bond purchases. Despite economic data that generally reflected sluggish economic growth, the 10-year Treasury yield edged closer to 3.0% in the first week of September. Long-term Treasury yields eased lower during the second half of September, as the Federal Reserve concluded its two day meeting in mid-September by staying the course on its bond buying program in light of the prevailing uneven economic climate and potential for fiscal discord in Washington.

Treasury yields dipped lower at the beginning of October 2013, as hiring in the private sector increased less than expected during September. Stalled negotiations in Washington to avert the first ever default on the U.S. debt pushed Treasury yields higher going into mid-October, which was followed by a rally in Treasury bonds on news of an agreement in Washington that raised the debt ceiling and avoided an imminent default by the U.S. Government. A weaker than expected jobs report for September furthered the downward trend in interest rates, as investors became more confident that the Federal Reserve would leave its bond buying program unchanged. A sharp decline in October consumer confidence and an October employment report that continued to reflect a relatively slow pace of job growth provided for a stable interest rate environment at the end of October and into early-November. Long term Treasury yields edged higher in mid-November and then stabilized for the balance of

RP® Financial, LC.	MARKET AREA
II.4

November, as investors reacted to generally favorable October economic data and Congressional testimony by the Federal Reserve Chairman nominee Janet Yellen, in which she stated for a continuation of the Federal Reserve’s stimulus efforts. Signs of the economic recovery gaining momentum and the Federal Reserve’s mid-December announcement that it would begin to taper its stimulus program provided for a general upward trend in interest rates throughout December, with the 10-year Treasury yield edging above 3.0% in late-December.

Interest rates eased lower at the start of 2014, with the 10-year Treasury yield dipping below 3.0%. The weaker-than-expected jobs report for December furthered the downward trend in long-term Treasury yields heading into mid-January. The downward trend in long-term Treasury yields continued through the balance of January, as investors sought the safe haven of Treasury bonds amid turmoil in emerging markets and soft jobs data. The Federal Reserve concluded its late-January meeting by voting to scale back its bond buying program by another $10 billion. Soft economic data provided for a stable interest rate environment during the first half of February. As of February 14, 2014, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.11% and 2.75%, respectively, versus comparable year ago yields of 0.16% and 2.00%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2014 economic growth forecasts were largely unchanged, as annual GDP growth was not expected to top 3% through at least 2015. The unemployment rate was forecasted to stall, falling just 0.1% to 6.6% in June 2014 and 200,000 jobs were expected to be added per month over the next year. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 3.5% at the end of 2014. The surveyed economists also forecasted home prices would rise by 5.0% in 2014 . Housing starts were forecasted to continue to trend slightly higher in 2014.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Blue Hills Bancorp. Demographic data for Suffolk, Norfolk and Nantucket Counties, as well as for Massachusetts and the U.S., is provided in Table 2.1.

RP® Financial, LC.	MARKET AREA
II.5

Population and household data indicate that the market area served by the Company’s branches is a mix of urban and suburban markets. Suffolk County, where the city of Boston is located, and the adjacent Norfolk County, are two of the largest counties in Massachusetts, each with a total population of 0.7 million. Suffolk County experienced relatively strong demographic growth from 2010 to 2012, at 1.0% annually, which exceeded both the national and state growth rates. Norfolk County, which is a suburban market with a larger commuter population, experienced moderate population growth from 2010 to 2012, at 0.5% annually. Nantucket County is a popular tourist destination and summer colony and, thus, has seasonal fluctuations in population. Nantucket County has 10,000 full time residents, which expands to a population approximating 100,000 during the peak of the summer vacation season. From 2010 to 2012, Nantucket County experienced a 0.4% decline in population.

Household growth rates paralleled population growth trends in all three market counties, with Suffolk County displaying the fastest household growth and Nantucket County exhibiting a decline in households. Recent population and household growth trends are generally projected to continue over the next five years, although Nantucket County is projected to record a slight increase in population over the next five years.

Income measures show that Suffolk County is a relatively low-income market, characterized by its urban demographic in the city of Boston. Median household income for Suffolk County fell below both national and state measures, while per capita income exceeded the national measure but was below the state measure. Comparatively, income measures show that Norfolk and Nantucket counties are relatively affluent markets. Norfolk County is the wealthiest county in the state of Massachusetts and is characterized by a high concentration of white collar professionals who work in the Boston MSA. Nantucket County is a prestigious vacation destination targeted towards high-income visitors, with home values among the highest in the country. Median household and per capita income measures for Norfolk and Nantucket Counties are both well above the comparable U.S. and Massachusetts income measures. Projected income growth measures were generally in line with the comparable projected growth rates for the U.S. and Massachusetts, although Nantucket County’s projected income growth rates were at the low end of the range of projected growth rates for the primary market area counties as well as the U.S and Massachusetts.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Blue Hills Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)
Population (000)
USA	308,746	313,129	323,986	0.7%	0.7%
Massachusetts	6,548	6,607	6,757	0.5%	0.5%
Nantucket, MA	10	10	10	-0.4%	0.1%
Norfolk, MA	671	678	696	0.5%	0.5%
Suffolk, MA	722	736	777	1.0%	1.1%
Households (000)
USA	116,716	118,209	122,665	0.6%	0.7%
Massachusetts	2,547	2,567	2,637	0.4%	0.5%
Nantucket, MA	4	4	4	-0.2%	0.0%
Norfolk, MA	258	261	268	0.6%	0.5%
Suffolk, MA	293	298	318	0.9%	1.3%
Median Household Income ($)
USA	NA	50,157	56,895	NA	2.6%
Massachusetts	NA	62,403	73,930	NA	3.4%
Nantucket, MA	NA	76,164	84,195	NA	2.0%
Norfolk, MA	NA	80,955	90,098	NA	2.2%
Suffolk, MA	NA	48,847	55,703	NA	2.7%
Per Capita Income ($)
USA	NA	26,409	29,882	NA	2.5%
Massachusetts	NA	33,741	38,312	NA	2.6%
Nantucket, MA	NA	38,685	43,170	NA	2.2%
Norfolk, MA	NA	40,822	46,796	NA	2.8%
Suffolk, MA	NA	30,253	34,724	NA	2.8%

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69Yrs.	70+ Yrs.
2012 Age Distribution (%)
USA	19.6	27.4	27.1	16.6	9.2
Massachusetts	17.5	27.2	28.2	17.1	10.0
Nantucket, MA	17.6	25.0	31.7	17.1	8.7
Norfolk, MA	18.4	23.9	29.4	17.5	10.7
Suffolk, MA	14.4	41.2	23.9	13.0	7.5

	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
2012 HH Income Dist. (%)
USA	24.7	25.1	29.9	20.3
Massachusetts	20.0	19.7	29.9	30.4
Nantucket, MA	9.6	20.3	32.1	38.0
Norfolk, MA	14.2	16.2	28.6	41.0
Suffolk, MA	29.2	21.5	26.5	22.8

Source: SNL Financial

RP® Financial, LC.	MARKET AREA
II.7

Household income distribution measures provide another indication of the relative affluence of the Company’s primary market area counties. Suffolk County maintains a relatively high percent of households with incomes below $50,000, at 50.7% of total households, while Norfolk and Nantucket Counties maintain relatively high percentages of households with incomes above $100,000, at 41.0% and 38.0% of total households, respectively. Age distribution measures show that Suffolk County is home to a younger population based compared to Norfolk and Nantucket Counties, which has supported Suffolk County’s more robust population growth.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Suffolk and Norfolk Counties, as well as Massachusetts. Wholesale/retail employment followed by finance/insurance/real estate employment represented the second and third largest employment sectors in Suffolk and Norfolk Counties. Wholesale/retail trade jobs followed by service jobs comprised the largest employment sectors in Nantucket County, which is supported by tourists and vacationers. Compared to the other market area counties and the state, Suffolk County maintains the highest levels of employment in services, healthcare, government and finance/insurance/real estate, Norfolk County maintains the highest level of employment in manufacturing and Nantucket County maintains the highest level of wholesale/retail jobs. Nantucket County also holds the highest levels of employment in construction and transportation/utility.

Table 2.2

Blue Hills Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Nantucket	Norfolk	Suffolk
Employment Sector	Massachusetts	County	County	County
	(% of Total Employment)
Services	33.3%	30.4%	30.1%	34.5%
Healthcare	10.7%	5.0%	9.3%	13.9%
Government	4.7%	4.0%	2.9%	7.4%
Wholesale/Retail Trade	24.4%	34.4%	27.8%	15.9%
Finance/Insurance/Real Estate	8.2%	5.8%	10.0%	15.7%
Manufacturing	8.5%	3.8%	9.0%	4.2%
Construction	4.2%	5.4%	4.9%	2.4%
Information	0.9%	0.7%	1.0%	1.3%
Transportation/Utility	3.3%	5.7%	2.8%	3.3%
Agriculture	0.9%	3.9%	1.3%	0.3%
Other	0.8%	1.0%	0.8%	1.0%

	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial

RP® Financial, LC.	MARKET AREA
II.8

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists in detail the major employers in the Company’s market area.

Table 2.3

Blue Hills Bancorp, Inc.

Market Area Largest Employers

Company/Institution	Industry	Employees
Massachusetts General Hospital	Health Care	14,752
Brigham and Women’s Hospital	Health Care	11,229
Boston University	Higher Education	9,783
Children’s Hospital, Boston	Health Care	7,903
State Street Bank & Trust Co	Finance and Insurance	7,800
Beth Israel Deaconess Med. Center	Health Care	6,695
Fidelity	Finance and Insurance	5,500
Harvard University	Higher Education	5,132
Northeastern University	Higher Education	4,484
Boston Medical Center	Health Care	4,217
Boston College	Higher Education	4,122
Tufts Medical Center	Health Care	3,692
Dana-Farber Cancer Institute	Health Care	3,607
John Hancock	Finance and Insurance	3,430

Source: Boston Redevelopment Authority, 2013.

Unemployment Trends

Comparative unemployment rates for Suffolk, Norfolk and Nantucket Counties, as well as for the U.S. and Massachusetts, are shown in Table 2.4. The November 2013 unemployment rates for Norfolk and Suffolk Counties, at 5.6% and 6.3% respectively, were below the comparable unemployment rates for the U.S. and Massachusetts. Comparatively, the November 2013 unemployment rate for Nantucket County was 7.8%, which was above the comparable unemployment rates for Massachusetts and the U.S. In contrast to the U.S., Nantucket, Norfolk and Suffolk Counties, along with the state of Massachusetts, reported higher unemployment rates for November 2013 compared to a year ago.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.4

Blue Hills Bancorp, Inc.

Unemployment Trends

	November 2012	November 2013
Region	Unemployment	Unemployment
USA	7.8%	6.7%
Massachusetts	6.1%	6.7%
Nantucket, MA	6.8%	7.8%
Norfolk, MA	5.1%	5.6%
Suffolk, MA	6.1%	6.3%

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Suffolk, Norfolk and Nantucket Counties and, in particular, the areas that are nearby to the Company’s branches. Table 2.5 displays deposit market trends from June 30, 2009 through June 30, 2013 for Blue Hills Bancorp and the Nantucket Bank branches that were acquired subsequent to June 30, 2013, as well as for all commercial bank and savings institution branches located in the market area counties and the state of Massachusetts. Consistent with the state of Massachusetts, commercial banks maintained a larger market share of deposits than savings institutions in Suffolk, Norfolk and Nantucket Counties. For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in the market area counties as well as in the state of Massachusetts. Overall, for the past four years, bank and thrift deposits increased at a comparatively higher annual rate of 20.8% in Suffolk County, versus annual deposit growth rates of 3.9% for Norfolk County and 5.3% for Nantucket County. Comparatively, deposits increased at an 11.0% annual rate in the state of Massachusetts during the four year period.

As of June 30, 2013, Blue Hills Bancorp maintained relatively low deposit market shares in Suffolk and Norfolk Counties of 0.4% and 1.6% respectively. The Company’s deposits increased at annual rates of 2.6% and 4.9% in Suffolk and Norfolk Counties, respectively, which translated into a slight decrease in deposit market share in Suffolk County and no change in deposit market share in Norfolk County. Nantucket Bank maintains the largest market share of Nantucket County bank and thrift deposits, with a deposit market share of 54.4% as of June 30, 2013. Nantucket Bank experienced declines in both deposit balance and deposit market share during the four year period.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.5

Blue Hills Bancorp, Inc.

Deposit Summary

	As of June 30,
	2009			2013			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2009-2013
	(Dollars in Thousands)						(%)
Massachusetts	$189,870,183	100.0%	2,245	$288,381,314	100.0%	2,218	11.0%
Commercial Banks	115,811,378	61.0%	1,046	225,589,069	78.2%	1,320	18.1%
Savings Institutions	74,058,805	39.0%	1,199	62,792,245	21.8%	898	-4.0%
Nantucket County	$426,905	100.0%	5	$525,284	100.0%	7	5.3%
Commercial Banks	98,851	23.2%	2	395,405	75.3%	5	41.4%
Savings Institutions	328,054	76.8%	3	129,879	24.7%	2	-20.7%
Nantucket Bank	328,054	76.8%	3	285,999	54.4%	3	-3.4%
Norfolk County	$17,347,122	100.0%	247	$20,221,583	100.0%	245	3.9%
Commercial Banks	8,953,209	51.6%	116	14,691,337	72.7%	169	13.2%
Savings Institutions	8,393,913	48.4%	131	5,530,246	27.3%	76	-9.9%
Blue Hills Bank	275,241	1.6%	3	333,294	1.6%	3	4.9%
Suffolk County	$69,777,255	100.0%	224	$148,646,631	100.0%	237	20.8%
Commercial Banks	61,835,622	88.6%	144	142,921,562	96.1%	183	23.3%
Savings Institutions	7,941,633	11.4%	80	5,725,069	3.9%	54	-7.9%
Blue Hills Bank	502,923	0.7%	3	556,564	0.4%	3	2.6%

Source: FDIC.

As implied by the Company’s low market shares of deposits in Suffolk and Norfolk Counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Blue Hills Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Blue Hills Bancorp has sought to emphasize its community orientation in the markets served by its branches. There are a total of 32 banking institutions operating in Suffolk County, with Blue Hills Bancorp holding the 12th largest market share of deposits. In Norfolk County, there are a total of 47 banking institutions, with Blue Hills Bancorp holding the 14th largest market share of deposits. As previously noted, Nantucket Bank holds the largest deposit market share in Nantucket County.

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II.11

Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

Table 2.6

Blue Hills Bancorp, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Nantucket County	Nantucket Bank	54.45%	1 out of 3
	Cape Cod Five Mutual Co.	24.73%
	Bank of America Corp	20.83%
Norfolk County	Bank of America Corp	19.71%
	RBS	16.78%
	Santander	6.34%
	Blue Hills Bancorp	1.64%	14 out of 47
Suffolk County	Bank of America Corp	24.43%
	RBS	9.80%
	Bank of New York Mellon Corp.	9.35%
	Blue Hills Bancorp	0.37%	12 out of 32

Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Blue Hills Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Blue Hills Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Blue Hills Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 103 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Blue Hills Bancorp will be a fully-converted public company upon completion of the offering, we considered only

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Blue Hills Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 New England institutions with assets between $750 million and $2.5 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Six companies met the criteria for Screen #1 and four were included in the Peer Group: BSB Bancorp, Inc. of Massachusetts, First Connecticut Bancorp, Inc. of Connecticut, SI Financial Group, Inc. of Connecticut and Westfield Financial, Inc of Massachusetts. Rockville Financial, Inc. of Connecticut and United Financial Bancorp, Inc. of Massachusetts were excluded from the Peer Group, as the result of their announced merger agreement. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•	Screen #2 Mid-Atlantic institutions with assets between $750 million and $2.5 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Six companies met the criteria for Screen #2 and all six were included in the Peer Group: Cape Bancorp, Inc. of New Jersey, ESSA Bancorp, Inc. of Pennsylvania, Fox Chase Bancorp, Inc. of Pennsylvania, Ocean Shore Holding Company of New Jersey, OceanFirst Financial Corp. of New Jersey and TF Financial Corp. of Pennsylvania. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Blue Hills Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Blue Hills Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts, publicly-traded Massachusetts thrifts and publicly-traded institutions comparable to Blue Hills Bancorp that have recently completed a standard conversion offering have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Blue Hills Bancorp’s characteristics is detailed below.

Table 3.1

Peer Group of Publicly-Traded Thrifts

									As of
									February 14, 2014
Ticker	Financial Institution	Exchange	City	State	Total Assets (1)	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
					($Mil)				($)	($Mil)
OCFC	OceanFirst Financial Corp.	NASDAQ	Toms River	NJ	2,286	24	Dec	7/3/96	17.39	302
FBNK	First Connecticut Bancorp, Inc	NASDAQ	Farmington	CT	1,992	25	Dec	6/30/11	15.60	257
ESSA	ESSA Bancorp Inc.	NASDAQ	Stroudsburg	PA	1,372	26	Sep	4/4/07	10.85	129
SIFI	SI Financial Group Inc.	NASDAQ	Willimantic	CT	1,369	26	Dec	1/13/11	11.73	150
WFD	Westfield Financial Inc.	NASDAQ	Westfield	MA	1,271	13	Dec	1/4/07	7.53	152
FXCB	Fox Chase Bancorp Inc.	NASDAQ	Hatboro	PA	1,107	11	Dec	6/29/10	17.06	207
CBNJ	Cape Bancorp Inc.	NASDAQ	Cape May Court House	NJ	1,074	15	Dec	2/1/08	10.58	128
OSHC	Ocean Shore Holding Co.	NASDAQ	Ocean City	NJ	1,043	12	Dec	12/21/09	13.95	96
BLMT	BSB Bancorp Inc.	NASDAQ	Belmont	MA	1,023	6	Dec	10/5/11	15.82	143
THRD	TF Financial Corp.	NASDAQ	Newtown	PA	833	19	Dec	7/13/94	29.99	94

(1)	As of September 30, 2013 or the most recent quarter end available.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•	BSB Bancorp, Inc. of Massachusetts. Selected due to Boston market area, similar interest-bearing funding composition, similar return on average assets, similar ratio of operating expenses as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•	Cape Bancorp, Inc. of New Jersey. Selected due to similar contribution from sources of non-interest operating income, similar impact of loan loss provisions on earnings, similar concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•	ESSA Bancorp, Inc. of Pennsylvania. Selected due to similar asset size, similar earnings contribution from sources of non-interest income, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

•	First Connecticut Bancorp, Inc. of Connecticut. Selected due to similar return on average assets, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

•	Fox Chase Bancorp, Inc. of Pennsylvania. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•	Ocean Shore Holding Co. of New Jersey. Selected due to relatively low net interest income to average assets ratio, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•	OceanFirst Financial Corp. of New Jersey. Selected due to similar earnings contribution from sources of non-interest operating income, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

•	SI Financial Group, Inc. of Connecticut. Selected due to similar asset size, similar interest-bearing funding composition, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•	TF Financial Corp. of Pennsylvania. Selected due to similar earnings contribution from sources of non-interest operating income, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•	Westfield Financial Inc. of Massachusetts. Selected due to similar asset size, relatively low net interest income to average assets ratio, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity than the industry average (11.4% of assets versus 12.5% for all public companies), generated similar core earnings as a percent of average assets (0.47% core ROAA versus 0.51% for all public companies), and earned a similar core ROE (3.94% core ROE versus 4.01% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were slightly below and slightly above the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,478		$1,348
Market capitalization ($Mil)	$344		$166
Tangible equity/assets (%)	12.52%		11.36%
Core return on average assets (%)	0.51		0.47
Core return on average equity (%)	4.01		3.94
Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.14	x	19.84	x
Price/tangible book (%)	113.87%		108.65%
Price/assets (%)	13.36		12.26

(1)	Based on market prices as of February 14, 2013.

Ideally, the Peer Group companies would be comparable to Blue Hills Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Blue Hills Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Blue Hills Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2013 and September 30, 2013, respectively. Blue Hills Bancorp’s equity-to-assets ratio of 13.1% exceeded the Peer Group’s average net worth ratio of 11.9%. With the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio should further exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 13.1% and 11.4%, respectively. The increase in Blue Hills Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Blue Hills Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans (1)	Deposits	Borrows. & Subdebt	Total Equity	Tangible Equity	Tangible	Tier 1 Risk-Based	Risk-Based Capital
Blue Hills Bancorp, Inc.
December 31, 2013		MA	3.07%	34.45%	2.27%	58.23%	69.64%	16.36%	0.00%	13.05%	0.00%	13.05%	6.97%	-24.06%	56.77%	11.90%	39.23%	-3.05%	-3.05%	11.12%	15.27%	16.58%
All Public Companies
Averages			6.03%	20.83%	1.86%	66.92%	74.39%	10.71%	0.38%	13.23%	0.71%	12.52%	3.34%	4.23%	5.06%	3.80%	1.67%	4.67%	3.78%	12.61%	19.43%	20.53%
Medians			3.76%	16.71%	1.94%	69.25%	75.80%	8.54%	0.00%	12.35%	0.02%	11.33%	1.01%	-0.58%	3.31%	1.18%	-2.00%	-0.76%	-0.59%	12.30%	18.11%	19.32%
State of MA
Averages			6.13%	19.49%	1.78%	69.88%	69.09%	17.21%	0.24%	12.57%	0.49%	12.08%	9.09%	7.80%	10.84%	9.03%	25.05%	-0.94%	-1.09%	14.55%	17.68%	18.69%
Medians			5.12%	9.89%	1.42%	77.74%	70.26%	17.29%	0.00%	12.06%	0.00%	11.93%	7.74%	-0.64%	10.50%	7.23%	20.86%	-2.04%	-2.04%	13.84%	16.90%	18.00%
Comparable Recent Conversions(2)
CWAY Coastway Bancorp, Inc.		RI	2.60%	0.00%	0.00%	87.40%	87.80%	3.70%	0.00%	7.30%	0.10%	7.20%	5.96%	40.50%	5.86%	7.21%	-14.34%	1.10%	1.14%	7.69%	9.70%	10.19%
Comparable Group
Averages			3.67%	20.64%	2.15%	70.11%	73.54%	13.19%	0.28%	11.92%	0.55%	11.36%	9.85%	6.60%	12.24%	13.49%	4.52%	-1.97%	-3.37%	10.41%	16.87%	17.91%
Medians			2.76%	16.07%	2.15%	70.52%	76.46%	11.21%	0.00%	11.78%	0.25%	11.13%	3.16%	0.66%	5.93%	7.55%	-10.10%	-3.90%	-3.87%	9.86%	16.28%	17.37%
Comparable Group
BLMT	BSB Bancorp Inc.	MA	4.78%	14.75%	1.29%	77.76%	71.06%	15.08%	0.00%	12.62%	0.00%	12.62%	24.41%	47.38%	20.27%	25.64%	50.87%	-2.67%	-2.67%	10.63%	16.16%	17.10%
CBNJ	Cape Bancorp Inc.	NJ	3.00%	16.06%	2.88%	71.30%	77.10%	9.30%	0.00%	13.08%	2.12%	10.96%	2.98%	-0.45%	5.09%	9.92%	-23.18%	-6.93%	-8.12%	9.50%	12.88%	14.13%
ESSA	ESSA Bancorp Inc.	PA	2.07%	23.69%	2.10%	67.64%	75.86%	11.10%	0.00%	12.13%	0.82%	11.31%	-3.28%	-4.04%	-2.33%	4.56%	-35.14%	-5.11%	-5.05%	11.19%	19.42%	20.35%
FBNK	First Connecticut Bancorp, Inc	CT	2.53%	6.61%	1.92%	86.23%	77.83%	8.81%	0.00%	11.42%	0.00%	11.42%	13.44%	7.30%	15.30%	23.26%	-17.36%	-6.05%	-6.05%	9.20%	14.96%	16.12%
FXCB	Fox Chase Bancorp Inc.	PA	0.58%	31.61%	1.30%	63.29%	61.71%	21.83%	0.00%	15.74%	0.00%	15.74%	3.33%	1.10%	3.98%	-2.86%	37.04%	-5.11%	-5.11%	13.10%	18.98%	20.02%
OSHC	Ocean Shore Holding Co.	NJ	12.03%	13.11%	2.21%	69.73%	77.05%	10.54%	0.99%	10.17%	0.51%	9.66%	-1.70%	-16.84%	5.20%	-1.87%	-4.11%	1.90%	2.04%	9.46%	19.27%	20.01%
OCFC	OceanFirst Financial Corp.	NJ	1.93%	26.20%	2.37%	66.70%	77.37%	11.33%	1.20%	9.35%	0.00%	9.35%	-0.79%	0.21%	-1.69%	1.66%	-11.77%	-2.69%	-2.69%	9.38%	15.02%	16.27%
SIFI	SI Financial Group Inc.	CT	3.82%	14.46%	1.50%	75.50%	73.18%	13.42%	0.60%	11.16%	1.49%	9.67%	44.02%	5.93%	53.43%	41.56%	89.44%	19.63%	6.59%	8.84%	14.34%	15.19%
THRD	TF Financial Corp.	PA	3.72%	16.09%	2.21%	74.76%	81.82%	6.12%	0.00%	11.14%	0.58%	10.56%	19.55%	38.69%	16.49%	27.86%	-32.15%	13.23%	13.29%	10.21%	16.39%	17.64%
WFD	Westfield Financial Inc.	MA	2.24%	43.86%	3.68%	48.20%	62.42%	24.38%	0.00%	12.34%	0.00%	12.34%	-3.47%	-13.33%	6.66%	5.18%	-8.43%	-25.87%	-25.87%	12.60%	21.26%	22.24%

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Blue Hills Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 58.2% was lower than the comparable Peer Group ratio of 70.1%. Comparatively, the Company’s cash and investments-to-assets ratio of 37.5% exceeded the comparable ratio for the Peer Group of 24.3%. Overall, Blue Hills Bancorp’s interest-earning assets amounted to 95.8% of assets, which was slightly above the comparable Peer Group ratio of 94.4%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.2% of assets and goodwill/intangibles equal to 0.6% of assets, while the Company maintained BOLI equal to 2.3% of assets and a zero balance of goodwill and intangibles.

Blue Hills Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 69.7% of assets, which was slightly below the comparable Peer Group’s ratio of 73.5%. Comparatively, the Company maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 16.4% and 13.5% for Blue Hills Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 86.0% and 87.0%, respectively, with the Company’s slightly lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 111.4% and 108.5%, respectively. The additional capital realized from stock proceeds should serve to provide Blue Hills Bancorp with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Blue Hills Bancorp’s and the Peer Group’s growth rates are based on annual growth rates for the twelve months ended December 31, 2013 and September 30, 2013, respectively. Blue Hills Bancorp recorded a 7.0% increase in assets, versus a 9.9% increase in assets recorded by the Peer Group. Asset growth for the Peer Group was in part supported by an

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

acquisition completed by SI Financial Group. Asset growth by the Company was sustained by a 56.8% increase in loans, which was in part funded by a 24.1% reduction in cash and investments. Comparatively, the Peer Group recorded increases in both loans and cash and investments of 12.2% and 6.6%, respectively.

Blue Hills Bancorp’s asset growth was funded by an 11.9% increase in deposits and a 39.2% increase in borrowings. Comparatively, asset growth for the Peer Group was funded through deposit growth of 13.5% and a 4.5% increase in borrowings. The Company’s and the Peer Group’s capital declined by 3.1% and 2.0%, respectively. The reduction in the Company’s capital was due to a decrease in accumulated other comprehensive income, which was a factor in the Peer Group’s negative capital growth rate as well. Additionally, the decline in the Peer Group’s reflects implementation of capital management strategies such as dividend payments and stock repurchases. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2013 and September 30, 2013, respectively. Blue Hills Bancorp and the Peer Group reported net income to average assets ratios of 0.22% and 0.48%, respectively. Higher levels of non-interest operating income and net gains represented earnings advantages for the Company, which were more than offset by earnings advantages maintained by the Peer Group with respect to a higher level of net interest income and lower levels of loan loss provisions and operating expenses.

The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, as the Company and the Peer Group maintained similar interest expense ratios. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (3.86% versus 2.91% for the Company), which was partially offset by the Company’s higher concentration of assets maintained in interest-earning assets. The Company’s and the Peer Group’s interest expense ratios were indicative of their similar cost of funds (0.82% versus 0.85% for the Peer Group). Overall, Blue Hills Bancorp and the Peer Group reported net interest income to average assets ratios of 2.10% and 2.88%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2013

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)
Blue Hills Bancorp, Inc.		MA
December 31, 2013			0.22%	2.77%	0.67%	2.10%	0.34%	1.76%	0.10%	0.53%	2.65%	0.46%	0.00%	-0.02%	2.91%	0.82%	2.09%	$8,941	11.94%
All Public Companies
Averages			0.52%	3.75%	0.75%	3.01%	0.22%	2.80%	0.45%	0.57%	3.04%	0.12%	0.00%	0.04%	4.04%	0.96%	3.10%	$5,542	29.28%
Medians			0.60%	3.75%	0.70%	3.06%	0.15%	2.88%	0.10%	0.44%	2.84%	0.04%	0.00%	0.00%	4.08%	0.93%	3.12%	$4,989	31.73%
State of MA
Averages			0.56%	3.78%	0.71%	3.07%	0.13%	2.94%	0.12%	0.36%	2.61%	0.13%	0.00%	0.04%	4.02%	0.94%	3.08%	$6,880	33.86%
Medians			0.51%	3.90%	0.74%	3.08%	0.12%	2.96%	0.05%	0.30%	2.63%	0.03%	0.00%	0.00%	4.12%	0.97%	3.09%	$6,523	36.77%
Comparable Recent Conversions(2)
CWAY	Coastway Bancorp, Inc.	RI	0.35%	4.88%	0.96%	3.91%	0.27%	3.65%	1.53%	1.03%	5.60%	0.00%	0.00%	0.26%	4.33%	0.82%	3.51%	$2,619	41.98%
Comparable Group
Averages			0.48%	3.56%	0.68%	2.88%	0.15%	2.74%	0.11%	0.41%	2.59%	0.16%	0.00%	0.21%	3.86%	0.85%	3.01%	$6,055	30.84%
Medians			0.51%	3.55%	0.65%	2.88%	0.15%	2.72%	0.08%	0.41%	2.57%	0.10%	0.00%	0.21%	3.80%	0.90%	2.99%	$5,956	29.87%
Comparable Group
BLMT	BSB Bancorp Inc.	MA	0.21%	3.36%	0.57%	2.79%	0.18%	2.61%	0.23%	0.26%	2.78%	0.01%	0.00%	0.10%	3.46%	0.82%	2.64%	$8,456	37.06%
CBNJ	Cape Bancorp Inc.	NJ	0.53%	3.95%	0.55%	3.40%	0.29%	3.15%	0.09%	0.48%	2.89%	0.14%	0.00%	0.40%	4.38%	0.69%	3.69%	$5,399	44.24%
ESSA	ESSA Bancorp Inc.	PA	0.64%	3.68%	0.81%	2.87%	0.27%	2.62%	0.03%	0.49%	2.34%	0.05%	0.00%	0.21%	3.96%	0.98%	2.98%	$5,424	24.31%
FBNK	First Connecticut Bancorp, Inc	CT	0.31%	3.42%	0.53%	2.89%	0.06%	2.83%	0.34%	0.32%	3.10%	0.04%	0.00%	0.10%	3.67%	0.66%	3.01%	$5,983	26.68%
FXCB	Fox Chase Bancorp Inc.	PA	0.55%	3.69%	0.74%	2.96%	0.09%	2.87%	0.00%	0.28%	2.50%	0.14%	0.00%	0.23%	3.82%	1.03%	2.79%	$7,815	29.87%
OSHC	Ocean Shore Holding Co.	NJ	0.48%	3.31%	0.84%	2.47%	0.09%	2.36%	0.00%	0.42%	2.06%	0.01%	0.00%	0.27%	4.20%	1.08%	3.12%	$5,928	36.01%
OCFC	OceanFirst Financial Corp.	NJ	0.80%	3.53%	0.48%	3.05%	0.25%	2.85%	0.07%	0.66%	2.30%	0.01%	0.00%	0.44%	3.69%	0.60%	3.09%	$6,128	35.06%
SIFI	SI Financial Group Inc.	CT	-0.12%	3.56%	0.89%	2.67%	0.13%	2.54%	0.16%	0.75%	3.23%	0.21%	0.00%	-0.02%	3.77%	1.05%	2.72%	$4,632	NM
THRD	TF Financial Corp.	PA	0.88%	3.88%	0.54%	3.34%	0.20%	3.18%	0.14%	0.39%	2.63%	0.65%	0.00%	0.21%	4.25%	0.62%	3.63%	$4,063	20.95%
WFD	Westfield Financial Inc.	MA	0.50%	3.20%	0.84%	2.37%	-0.03%	2.40%	0.00%	-0.01%	2.07%	0.34%	0.00%	0.16%	3.44%	1.01%	2.43%	$6,726	23.40%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

In another key area of core earnings strength, the Peer Group maintained a slightly lower level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expenses to average assets ratios of 2.65% and 2.59%, respectively. The Peer Group’s lower operating expense ratio was achieved despite maintaining a comparatively lower ratio of assets per full time equivalent employees. Assets per full time equivalent employee equaled $8.9 million for Blue Hills Bancorp versus $6.1 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Blue Hills Bancorp’s capacity to leverage operating expenses will become even more significant than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios for Blue Hills Bancorp and the Peer Group equaled 0.79x and 1.11x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 0.63% and 0.52% of Blue Hills Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Blue Hills Bancorp’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 97.07% was less favorable than the Peer Group’s efficiency ratio of 76.18%.

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.34% and 0.15% of average assets, respectively. The higher level of loan loss provisions established by the Company was related to it more significant loan growth compared to the Peer Group, as opposed to addressing deterioration in credit quality.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Net gains and losses realized from the sale of assets other than loans had a larger impact on the Company’s earnings, as the Company and the Peer Group reported net non-operating gains equal to 0.46% and 0.16%of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a less significant impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 11.94% and 30.84%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (36.5% of assets versus 52.7% for the Peer Group). The Company maintained lower concentrations of both mortgage-backed securities and 1-4 family permanent mortgage loans relative to the Peer Group’s ratios. Loans serviced for others equaled 3.6% and 11.5% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. Both the Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was similar for the Company and the Peer Group. Commercial real estate loans represented the most significant area of lending diversification for the Company and the Peer Group, equaling 13.4% and 19.2% of their respective assets. The Peer Group also maintained a slightly higher concentration of construction/land loans, while multi-family loans, commercial business loans and consumer loans constituted more significant areas of lending diversification for the Company. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 31.0% and 30.6% of the Company’s and the Peer Group’s assets, respectively. Overall, the compositions of the Company’s and the Peer Group’s assets translated into similar risk weighted assets-to-assets ratios of 68.85% and 67.97%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2013

			Portfolio Composition as a Percent of Assets
Institution			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Blue Hills Bancorp, Inc.		MA	8.67%	27.83%	1.26%	4.05%	13.35%	8.46%	3.87%	68.85%	$47,599	$257
December 31, 2013
All Public Companies
Averages			12.38%	33.17%	2.92%	7.27%	17.31%	4.13%	1.86%	64.55%	$1,583,919	$15,855
Medians			10.41%	32.22%	2.00%	2.48%	17.76%	2.87%	0.32%	65.28%	$30,304	$275
State of MA
Averages			8.73%	35.80%	5.72%	5.24%	21.02%	5.57%	2.18%	71.42%	$117,830	$699
Medians			6.44%	34.70%	4.60%	2.35%	18.85%	4.06%	0.33%	71.56%	$66,178	$258
Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	0.00%	34.74%	1.66%	1.40%	28.15%	4.99%	0.50%	76.33%	$2,810	$0
Comparable Group
Averages			13.07%	39.62%	1.70%	3.06%	19.24%	5.52%	1.07%	67.97%	$155,594	$1,097
Medians			8.73%	39.79%	1.24%	2.29%	18.62%	4.58%	0.12%	69.37%	$45,920	$380
Comparable Group
BLMT	BSB Bancorp Inc.	MA	9.69%	37.39%	2.04%	11.17%	18.33%	0.28%	9.26%	77.36%	$63,299	$378
CBNJ	Cape Bancorp Inc.	NJ	7.78%	29.99%	1.21%	3.72%	30.34%	6.85%	0.07%	71.32%	$2,024	$3
ESSA	ESSA Bancorp Inc.	PA	15.63%	54.53%	1.27%	1.50%	7.68%	0.64%	0.16%	57.02%	$0	$382
FBNK	First Connecticut Bancorp, Inc	CT	0.55%	41.91%	4.58%	4.31%	25.09%	11.13%	0.10%	78.30%	$283,093	$2,888
FXCB	Fox Chase Bancorp Inc.	PA	29.75%	17.15%	0.70%	1.57%	28.77%	12.96%	0.02%	69.37%	$28,540	$157
OSHC	Ocean Shore Holding Co.	NJ	7.69%	58.12%	2.43%	0.41%	8.15%	0.91%	0.08%	NA	$0	$4
OCFC	OceanFirst Financial Corp.	NJ	15.92%	44.02%	1.59%	0.55%	18.92%	2.31%	0.01%	NA	$813,481	$4,314
SIFI	SI Financial Group Inc.	CT	6.53%	37.67%	1.19%	2.77%	23.51%	9.79%	0.69%	NA	$213,731	$1,368
THRD	TF Financial Corp.	PA	5.85%	56.66%	1.07%	2.20%	14.72%	0.70%	0.22%	62.95%	$150,298	$1,471
WFD	Westfield Financial Inc.	MA	31.33%	18.78%	0.96%	2.38%	16.85%	9.67%	0.14%	59.46%	$1,476	$0

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Blue Hills Bancorp’s interest rate risk characteristics were considered to be somewhat similar relative to the comparable measures for the Peer Group. Most notably, the Company’s higher tangible equity-to-assets ratio and lower ratio of average non-interest earning assets were viewed to be somewhat offset by the Peer Group’s higher ratio for average IEA/average IBL. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more favorable balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and average IEA/average IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Blue Hills Bancorp and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable. Accordingly, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Blue Hills Bancorp and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Blue Hills Bancorp’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.15% and 0.26%, respectively, versus comparable measures of 1.73% and 2.12% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 478.53% and 54.78%,

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2013

			Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution			Tangible Equity/ Assets	Avg IEA/ Avg IBL	Non-Earn. Assets/ Assets	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Blue Hillls Bancorp, Inc.		MA	13.1%	117.3%	4.7%	-3	12	-44	0	16	7
December 31, 2013
All Public Companies			12.6%	121.2%	7.6%	2	-2	-7	-2	-1	-1
State of MA			11.7%	125.4%	7.7%	5	-1	-2	-2	-3	-5
Comparable Recent Conversions(1)
CWAY	Coastway Bancorp, Inc.	RI	7.2%	121.5%	9.2%	-2	17	-33	-1	-4	-19
Comparable Group
Average			11.4%	122.1%	9.9%	2	-2	-11	1	5	-7
Median			11.3%	121.6%	8.1%	3	-2	-8	-3	4	-7
Comparable Group
BLMT	BSB Bancorp Inc.		12.6%	135.8%	9.0%	11	-7	-3	-10	23	-36
CBNJ	Cape Bancorp Inc.		11.2%	118.4%	11.2%	5	1	-6	-5	17	-3
ESSA	ESSA Bancorp Inc.		11.4%	113.2%	7.1%	-10	1	-23	42	21	-3
FBNK	First Connecticut Bancorp, Inc		11.4%	130.8%	10.0%	-3	-2	-34	8	1	-9
FXCB	Fox Chase Bancorp Inc.		15.7%	133.5%	3.4%	7	-5	-7	-17	11	-8
OSHC	Ocean Shore Holding Co.		9.7%	103.7%	18.1%	2	5	0	-2	-18	-11
OCFC	OceanFirst Financial Corp.		9.4%	119.3%	3.0%	-1	5	-13	1	-11	-13
SIFI	SI Financial Group Inc.		9.8%	122.6%	27.9%	5	-4	-8	1	2	-6
THRD	TF Financial Corp.		10.6%	NA	4.6%	0	-8	-23	-5	6	17
WFD	Westfield Financial Inc.		12.3%	121.6%	4.8%	8	-2	6	-4	-3	3

NA=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2013

Institution			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (1)	Rsrves/ Loans HFI	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (2)		NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Blue Hills Bancorp, Inc.		MA	0.00%	0.15%	0.26%	1.25%	478.53%	478.53%	-$	27	0.00%
December 31, 2013
All Public Companies
Averages			0.41%	2.67%	3.29%	1.43%	68.48%	55.00%		$6,321	0.43%
Medians			0.16%	1.74%	2.32%	1.25%	52.57%	44.95%		$1,219	0.23%
State of MA
Averages			0.05%	1.15%	1.53%	0.99%	82.61%	77.06%		$1,498	0.08%
Medians			0.04%	1.22%	1.51%	0.98%	61.57%	59.56%		$318	0.07%
Comparable Recent Conversions(3)
CWAY	Coastway Bancorp, Inc.	RI	0.44%	3.06%	1.56%	0.42%	13.93%	11.92%		$385	0.13%
Comparable Group
Averages			0.25%	1.73%	2.12%	1.04%	54.78%	44.50%		$1,747	0.21%
Medians			0.13%	1.65%	1.82%	1.04%	55.11%	45.87%		$1,247	0.13%
Comparable Group
BLMT	BSB Bancorp Inc.		0.00%	1.17%	1.49%	0.91%	61.37%	61.37%		$215	0.03%
CBNJ	Cape Bancorp Inc.		0.69%	2.01%	1.73%	1.29%	74.42%	46.41%		$5,445	0.74%
ESSA	ESSA Bancorp Inc.		0.15%	2.42%	3.32%	0.86%	25.93%	24.28%		$2,988	0.32%
FBNK	First Connecticut Bancorp, Inc		0.01%	1.67%	1.90%	1.02%	53.67%	53.21%		$1,427	0.09%
FXCB	Fox Chase Bancorp Inc.		0.60%	2.22%	2.29%	1.56%	68.18%	45.33%		$1,066	0.15%
OSHC	Ocean Shore Holding Co.		0.09%	0.80%	1.02%	0.58%	56.55%	50.40%		$384	0.05%
OCFC	OceanFirst Financial Corp.		0.19%	2.95%	4.08%	1.35%	33.11%	31.01%		$3,104	0.20%
SIFI	SI Financial Group Inc.		0.11%	1.11%	1.31%	0.61%	46.40%	41.74%		$783	0.11%
THRD	TF Financial Corp.		0.69%	1.62%	1.23%	1.06%	86.30%	49.42%		$1,570	0.29%
WFD	Westfield Financial Inc.		0.00%	1.37%	2.82%	1.18%	41.83%	41.83%		$489	0.08%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

respectively. Loss reserves maintained as percent of net loans receivable equaled 1.25% for the Company, versus 1.04% for the Peer Group. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled a nominal recovery versus 0.21% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and the Commissioner specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Blue Hills Bancorp’s operations and financial condition; (2) monitor Blue Hills Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Blue Hills Bancorp’s value, or Blue Hills Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

•	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of investments. The Company’s and the Peer Group’s loan portfolio compositions as a percent of assets reflected similar degrees of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a similar risk weighted assets-to-assets ratio. Blue Hills Bancorp’s funding composition reflected a slightly lower level of deposits and a slightly higher level of borrowings relative to the comparable Peer Group ratios, which translated into similar cost of funds for the Company and the Peer Group. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a slightly lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Company. Net loan charge-offs were a larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (37.5% of assets versus 24.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be comparable to the Peer Group’s borrowing capacity. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly lower concentration of deposits and a slightly higher level of borrowings relative to the comparable Peer Group ratios, which translated into similar cost of funds for the Company and the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company compared to the Peer Group’s ratio, which was attributable to Blue Hills Bancorp’s higher capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a slightly higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, Blue Hills Bancorp’s pro forma capital position will further exceed the Peer Group’s equity-to-assets ratio.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Blue Hills Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.22% of average assets versus 0.48% for the Peer Group). The Company maintained more favorable ratios for non-interest operating income, non-operating gains and effective tax rate, which were more than offset by the Peer Group’s more favorable ratios for net interest income, loan loss provisions and operating expense. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, given the Company’s lower reported earnings and that non-operating gains were a larger contributor to the Company’s reported earnings, the Company’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a higher operating expense ratio, a higher level of non-interest operating income and a lower level of loan loss provisions. The Company’s lower ratio for net interest income and high ratio for operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.79x versus 1.11X for the Peer Group). Likewise, the Company’s efficiency ratio of 97.07% was less favorable than the Peer Group’s efficiency ratio of 76.18%. Loan loss provisions had a more significant impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and average IEA/IBL ratios and average ratio of non-interest earning assets/average assets were more favorable for the Company except for the Peer Group’s slightly higher average IEA/IBL ratio. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and average IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.34% of average assets versus 0.15% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was similar for the Company and the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and as a percent of loans were more favorable for the Company. Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a more favorable interest rate spread than the Company, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages for the Company and Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Blue Hills Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

The Company recorded a 7.0% increase in assets, versus a 9.9% increase in assets recorded by the Peer Group. Asset growth for the Peer Group included acquisition related growth by one of the Peer Group companies. Asset growth for the Company was driven by a significant increase in loans, which was partially funded with cash and investments. Likewise, the Peer Group’s asset growth was primarily sustained by loan growth and supplemented with growth of cash and investments. Overall, as compared to the Peer Group, the Company’s recent asset growth trends, as well as the growth that will be provided by the Nantucket Bank acquisition, would tend to be viewed more favorably in terms of supporting future earnings growth. At the same time, there is more implied credit risk exposures associated with the Company’s relatively high rate of loan growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Blue Hills Bancorp serves the Boston metropolitan area and the island of Nantucket through the main office and eight additional branch locations. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Blue Hills Bancorp. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in Suffolk County.

On average, the Peer Group companies generally operate in markets with lower population densities compared to Suffolk County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were lower

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

compared to Suffolk County’s population growth rate in recent years. Suffolk County has a lower per capita income compared to the Peer Group’s average per capita income and the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Suffolk County which had a comparatively lower per capita income compared to Massachusetts’ per capita income. The average and median deposit market shares maintained by the Peer Group companies were well above the Company’s market share of deposits in Suffolk County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be not quite as strong as the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Suffolk County. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Blue Hills Bancorp, Inc. and the Peer Group Companies(1)

	County	November 2013 Unemployment
Blue Hills Bancorp, Inc. – MA	Suffolk	6.4%
Peer Group Average		8.1%
BSB Bancorp, Inc. – MA	Middlesex	5.2%
Cape Bancorp, Inc. – NJ	Cape May	12.3
ESSA Bancorp, Inc. – PA	Monroe	8.7
First Connecticut Bancorp – CT	Hartford	7.1
Fox Chase Bancorp, Inc. – PA	Montgomery	5.7
Ocean Shore Holding Co. – NJ	Cape May	12.3
OceanFirst Financial Corp. – NJ	Ocean	7.2
SI Financial Group, Inc. – CT	Windham	7.6
TF Financial Corp. – PA	Montgomery	6.2
Westfield Financial Inc. – MA	Hampden	8.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

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IV.8

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.77% to 3.19%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.75% as of February 14, 2011. Comparatively, as of February 14, 2014, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.72%.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on its higher pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $94.4 million to $302.4 million as of February 14, 2014, with average and median market values of $165.9 million and $146.6 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 3.1 million to 20.2 million, with average and median shares outstanding of 12.2 million and 12.1 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be in the upper end of the comparable Peer Group ranges or in the case of shares outstanding may exceed the top end of the Peer Group’s range. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

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IV.9

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Blue Hills Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters, although there has been some pullback in the market year-to-date. The rally in the broader stock market that started at the end of the second quarter of 2013 continued during the first half of July 2013, as the Dow Jones Industrial Average (“DJIA”) closed at multiple new highs in mid-July. Some favorable economic data and assurances from the Federal Reserve that it would continue its easy monetary policies were noteworthy factors that fueled the gains in the broader stock market. The broader stock market traded in a narrow range during the second half of July, as investors digested some mixed second quarter earnings reports and awaited fresh data on the economy. Economic data showing a pick-up in manufacturing activity and new unemployment claims hitting a five-year low propelled the DJIA to a new record high at the beginning of August. Following sluggish job growth reflected in the July employment report and lowered sales forecast by some retailers, stocks retreated heading into mid-August. The downward trend in stocks continued through the second half of August, with the DJIA hitting a two-month low in late-August. Ongoing worries about the tapering of economic stimulus by the Federal Reserve and the prospect of a military

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

strike on Syria were noteworthy factors that contributed to the downturn. Some favorable economic reports, as well as subsiding investor concerns about Syria and the Federal Reserve scaling back its easy monetary policies, helped stocks to regain some upward momentum during the first half of September. Stocks reversed course and traded down to close out the third quarter, which was attributed to renewed fears over the Federal Reserve scaling back its financial stimulus program and mounting concerns over the budget standoff in Washington.

Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute comprise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The DJIA closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. Stocks traded lower at the start of December 2013, as a number of favorable economic reports stoked concerns that the Federal Reserve would start to wind down its stimulus efforts in the near future. After five consecutive losses in the DJIA, the stock market rebounded on news of the strong employment report for November. The rebound was temporary, as stocks eased lower

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IV.11

ahead of the Federal Reserve’s mid-December meeting. Stocks surged at the conclusion of the Federal Reserve’s meeting, as investors approved of the Federal Reserve’s action to begin measured paring of its $85 billion a-month bond buying program. The DJIA moved to record highs in late-December, as more favorable economic reports helped to sustain the stock market rally through the end of 2013. Overall, the DJIA was up 30% during 2013, which was its strongest performance in 18 years.

Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. On February 14, 2014, the DJIA closed at 16154.39, an increase of 15.5% from one year ago and a decrease of 2.5% year-to-date, and the NASDAQ closed at 4244.03, an increase of 33.0% from one year ago and an increase of 1.6% year-to-date. The Standard & Poor’s 500 Index closed at 1838.63 on February 14, 2014, an increase of 21.0% from one year ago and a decrease of 0.5% year-to-date.

The market for thrift stocks has also generally shown a positive trend in recent quarters, while pulling back in January 2014. The rally in thrift stocks started at the end of the second quarter of 2013 gained momentum early in the third quarter of 2013, as June employment data showed job growth beating expectations. Financial shares led the broader stock market higher heading into the second half of July, as some large banks beat second quarter earnings estimates. Thrift stocks edged lower at the end of July, as investors took some profits following the extended run-up in thrift prices. Some favorable economic data boosted thrift shares at the beginning of August, which was followed by a downturn amid indications from the Federal Reserve that tapering of quantitative easing was becoming more likely. After trading in a narrow range through mid-August, financial shares sold-off in late-August on the

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IV.12

threat of a military strike on Syria and a weak report on consumer spending. Thrift stocks rebounded along with the broader stock market during the first half of September, which was followed by a slight downturn on expectations that the Federal Reserve could begin tapering its monthly asset purchases at its next meeting and the looming threat of the budget impasse shutting down the U.S. government.

Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger activity picking in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Thrift issues generally followed trends in the broader stock market throughout December 2013, declining in early-December on the uncertain outlook for the Federal Reserve’s stimulus efforts and then rallying higher on the stronger-than-expected job growth reflected in the November employment data. After trading in a narrow range into mid-December, the rally in thrift issues resumed following the Federal Reserve’s mid-December meeting and announcement that it will begin to taper its bond buying. Thrift stocks participated in the broader stock market rally to close out 2013, with the SNL Index for all publicly-traded thrifts posting a gain of 25% for all of 2013.

Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there no plans to change course from the Federal Reserve’s current monetary policies. On February 14, 2014, the SNL Index for all publicly-traded thrifts closed at 685.1, an increase of 16.1% from one year ago and a decrease of 3.0% year-to-date.

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B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and one second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Blue Hills Bancorp’s pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 63.6%. On average, the two standard conversion offerings reflected price appreciation of 5.0% after the first week of trading. As of February 14, 2014, the two recent standard conversion offerings reflected a 2.2% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ, one of which was a second-step offering. The current P/TB ratio of the fully-converted recent conversions equaled 79.51%, based on closing stock prices as of February 14, 2014.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Blue Hills Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+ Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Excl. Fdn.	Benefit Plans				Initial Div. Yield								First Trading Day		After First Week(3)		After First Month(4)
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form		ESOP	Recog. Plans	Stk Option	Mgmt. & Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price		% Chge		% Chge		% Chge	Thru 2/14/14	% Chge
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Edgewater Bancorp, Inc. - MI	1/17/14	EGDW-OTCBB	$200	8.15%	3.84%	33%	$6.7	100%	86%	19.5%	N.A	N.A.	8.0%	4.0%	10.0%	13.5%	0.00%	55.0%	NM	5.5%	-1.4%	10.0%	-13.1%	$10.00	$10.00	0.0%	$10.25	2.5%	$10.25	2.5%	$10.25	2.5%
Coastway Bancorp, Inc. - RI*	1/15/14	CWAY-NASDAQ	$381	7.24%	2.16%	25%	$49.5	100%	132%	3.2%	C/S	$300K/2.5%	8.0%	4.0%	10.0%	1.8%	0.00%	72.1%	114.2x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.92	9.2%	$10.75	7.5%	$10.19	1.9%	$10.19	1.9%
Averages - Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
Medians - Standard Conversions:			$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	114.2x	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
Second Step Conversions
Waterstone Financial, Inc. - WI*	1/23/14	WSBF-NASDAQ	$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.05	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Averages - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Medians - Second Step Conversions:			$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
Averages - All Conversions:			$726	9.57%	3.68%	34%	$133.4	91%	111%	8.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.4%	0.00%	69.3%	68.6x	12.1%	-0.1%	16.6%	-3.0%	$10.00	$10.53	5.3%	$10.53	5.3%	$10.35	3.5%	$10.35	3.5%
Medians - All Conversions:			$381	8.15%	3.84%	33%	$49.5	100%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%	0.00%	72.1%	68.6x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.25	2.5%	$10.25	2.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.

February 14, 2014

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IV.15

Table 4.3

Market Pricing Comparatives

As of February 14, 2014

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
		Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies		16.31	334.56	0.35	14.68	19.88	108.21	14.36	117.16	21.53	0.23	1.52	25.36	2,530	13.29	12.64	2.59	0.49	3.78	0.24	1.68
Converted Last 3 Months (No MHC)		10.40	207.54	0.26	13.14	12.05	79.44	16.05	79.51	24.65	0.00	0.00	0.00	1,117	19.93	19.91	6.63	0.85	12.96	0.46	6.33
Converted Last 3 Months (No MHC)
CWAY Coastway Bncp, Inc.	RI	10.19	50.43	0.09	13.87	NM	73.47	11.96	73.47	NM	0.00	0.00	0.00	422	16.28	16.28	NA	0.04	NM	0.11	NM
WSBF Waterstone Financial Inc.	WI	10.60	364.64	0.43	12.41	12.05	85.41	20.13	85.55	24.65	0.00	0.00	0.00	1,812	23.57	23.53	6.63	1.67	12.96	0.82	6.33

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Massachusetts. As shown in Exhibit IV-4, there were 10 Massachusetts thrift acquisitions completed from the beginning of 2010 through February 14, 2014 and there were three acquisitions pending for Massachusetts savings institutions. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Blue Hills Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Blue Hills Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

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IV.17

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Blue Hills Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Blue Hills Bancorp’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

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RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 14, 2014, the pro forma market value of Blue Hills Bancorp’s conversion stock was $215,250,000 at the midpoint, equal to 21,525,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2.663 million for the twelve months ended December 31, 2013. In deriving Blue Hills Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate gains on sale of securities of $5.091 million, gains on trading assets of $505,000 and net impairment losses of $92,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal a net loss of $639,000 for the twelve months ended December 31, 2013.

Amount
($000)
Net income(loss)	$2,663
Deduct: Gains on sale of securities(1)	(3,054)
Deduct: Gains on trading assets(1)	(303)
Add: Net impairment losses(1)	55
Core earnings estimate	($639)

(1) Tax effected at 40.0%.

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $215.3 million midpoint value equaled 85.39 times, which provided for a premium of 368.40% relative to the Peer Group’s average reported P/E multiple of 18.23 times (see Table 4.4). In comparison to the Peer Group’s median reported earnings multiple which equaled 17.76 times, the Company’s pro forma reported P/E multiple at the midpoint value indicated a premium of 380.80%. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 72.49 times and 113.21 times, respectively. As the result of the Company’s net loss on a core earnings basis, the Company’s core P/E multiples were not meaningful (NM). Comparatively, the Peer Group’s average and core P/E multiples equaled 19.84 times and 15.28 times, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Table 4.4

Public Market Pricing Versus Peer Group

Blue Hills Bancorp, Inc. and the Comparables

As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Blue Hills Bancorp, Inc.		MA
Super Maximum			$10.00	$284.67	($0.03)	$13.89	113.21	x	71.99%	16.94%	74.79%	NM		$0.00	0.00%	0.00%	$1,680	23.53%	22.64%	0.08%	0.15%	0.64%	-0.05%	-0.21%	$277.73
Maximum			$10.00	$247.54	($0.03)	$14.66	98.31	x	68.21%	15.02%	71.12%	NM		$0.00	0.00%	0.00%	$1,648	22.02%	21.12%	0.08%	0.15%	0.69%	-0.05%	-0.23%	$241.50
Midpoint			$10.00	$215.25	($0.04)	$15.55	85.39	x	64.31%	13.29%	67.29%	NM		$0.00	0.00%	0.00%	$1,620	20.67%	19.75%	0.08%	0.16%	0.75%	-0.05%	-0.25%	$210.00
Minimum			$10.00	$182.96	($0.05)	$16.76	72.49	x	59.67%	11.50%	62.74%	NM		$0.00	0.00%	0.00%	$1,592	19.26%	18.33%	0.08%	0.16%	0.82%	-0.05%	-0.27%	$178.50
All Non-MHC Public Companies(6)
Averages			$16.51	$344.10	$0.82	$15.47	17.42	x	104.92%	13.36%	113.87%	18.14	x	$0.29	1.72%	47.73%	$2,478	13.23%	12.34%	3.00%	0.55%	4.13%	0.51%	4.01%
Median			$15.05	$94.66	$0.67	$14.91	16.28	x	96.11%	12.34%	102.39%	17.20	x	$0.24	1.48%	42.53%	$771	12.29%	11.57%	2.26%	0.63%	4.68%	0.60%	4.34%
All Non-MHC State of MA(6)
Averages			$23.35	$162.21	$1.29	$20.09	21.21	x	107.74%	13.07%	114.57%	22.77	x	$0.36	1.57%	54.97%	$1,328	12.33%	11.84%	1.17%	0.53%	4.65%	0.53%	4.63%
Medians			$17.37	$115.83	$0.52	$16.35	20.61	x	102.38%	12.09%	106.55%	21.98	x	$0.24	1.45%	43.64%	$694	12.07%	12.07%	1.27%	0.53%	4.04%	0.45%	2.88%
State of MA (7)
BHLB	Berkshire Hills Bancorp Inc.	MA	$25.09	$628.15	$2.03	$27.08	15.21	x	92.64%	11.07%	154.19%	12.36	x	$0.72	2.87%	43.64%	$5,673	11.95%	7.54%	NA	0.78%	6.10%	0.95%	7.50%
BLMT	BSB Bancorp Inc.	MA	$15.82	$143.26	$0.22	$14.40	NM		109.85%	13.58%	109.85%	NM		$0.00	0.00%	NM	$1,055	12.37%	12.37%	1.17%	0.21%	1.51%	0.21%	1.49%
CBNK	Chicopee Bancorp Inc.	MA	$17.37	$94.42	$0.52	$16.97	34.74	x	102.38%	16.07%	102.38%	33.70	x	$0.28	1.61%	44.00%	$588	15.69%	15.69%	1.27%	0.43%	2.79%	0.45%	2.88%
GTWN	Georgetown Bancorp Inc.	MA	$14.75	$27.01	$0.41	$15.80	NM		93.34%	10.27%	93.34%	NM		$0.16	1.08%	39.02%	$263	11.00%	11.00%	1.16%	0.32%	2.47%	0.32%	2.47%
HBNK	Hampden Bancorp Inc.	MA	$15.96	$90.18	$0.66	$14.98	23.82	x	106.55%	12.98%	106.55%	24.31	x	$0.24	1.50%	34.33%	$694	12.19%	12.19%	1.32%	0.55%	4.31%	0.54%	4.23%
HIFS	Hingham Instit. for Savings	MA	$77.01	$163.94	$6.28	$48.49	12.26	x	158.83%	12.09%	158.83%	12.26	x	$1.08	1.40%	21.34%	$1,356	7.61%	7.61%	NA	1.07%	13.52%	1.07%	13.52%
PEOP	Peoples Federal Bancshares Inc	MA	$18.08	$115.83	$0.35	$16.35	NM		110.55%	19.76%	110.55%	NM		$0.16	0.88%	117.14%	$588	17.88%	17.88%	0.47%	0.37%	2.01%	0.37%	2.01%
WEBK	Wellesley Bancorp	MA	$18.50	$45.41	$0.94	$19.06	19.07	x	97.06%	9.90%	97.06%	19.66	x	NA	NA	NM	$459	10.20%	10.20%	1.41%	0.55%	5.09%	0.54%	4.94%
WFD	Westfield Financial Inc.	MA	$7.53	$151.73	$0.22	$7.65	22.15	x	98.43%	11.88%	98.43%	34.33	x	$0.24	3.19%	85.29%	$1,277	12.07%	12.07%	1.37%	0.53%	4.04%	0.34%	2.60%
Comparable Group
Averages			$15.05	$165.87	$0.60	$14.54	18.23	x	103.80%	12.26%	108.65%	19.84	x	$0.25	1.75%	52.65%	$1,348	11.84%	11.32%	1.71%	0.45%	3.77%	0.47%	3.94%
Medians			$14.78	$146.64	$0.33	$14.02	17.76	x	99.68%	11.78%	109.18%	15.28	x	$0.24	1.78%	51.35%	$1,197	11.65%	10.87%	1.65%	0.52%	3.92%	0.48%	3.55%
Comparable Group
BLMT	BSB Bancorp Inc.	MA	$15.82	$143.26	$0.22	$14.40	NM		109.85%	13.58%	109.85%	NM		$0.00	0.00%	NM	$1,055	12.37%	12.37%	1.17%	0.21%	1.51%	0.21%	1.49%
CBNJ	Cape Bancorp Inc.	NJ	$10.58	$127.59	$0.51	$11.64	23.00	x	90.86%	11.67%	108.51%	20.93	x	$0.24	2.27%	58.70%	$1,093	12.85%	10.76%	1.94%	0.53%	3.80%	0.58%	4.18%
ESSA	ESSA Bancorp Inc.	PA	$10.85	$129.04	$0.73	$13.96	15.50	x	77.71%	9.55%	83.23%	14.82	x	$0.20	1.84%	28.57%	$1,355	12.29%	11.57%	2.30%	0.58%	4.68%	0.60%	4.87%
FBNK	First Connecticut Bancorp, Inc	CT	$15.60	$256.74	$0.21	$14.08	NM		110.76%	12.17%	110.76%	NM		$0.12	0.77%	52.17%	$2,110	10.99%	10.99%	1.67%	0.19%	1.52%	0.18%	1.42%
FXCB	Fox Chase Bancorp Inc.	PA	$17.06	$207.24	$0.45	$14.28	NM		119.47%	18.56%	119.47%	NM		$0.40	2.34%	100.00%	$1,117	15.53%	15.53%	1.95%	0.51%	3.13%	0.48%	2.93%
OSHC	Ocean Shore Holding Co.	NJ	$13.95	$96.30	$0.22	$15.39	17.22	x	90.66%	9.44%	95.39%	NM		$0.24	1.72%	29.63%	$1,020	10.41%	9.95%	0.80%	0.51%	5.04%	0.48%	4.81%
OCFC	OceanFirst Financial Corp.	NJ	$17.39	$302.36	$1.14	$12.33	18.31	x	141.06%	13.44%	141.06%	15.28	x	$0.48	2.76%	50.53%	$2,250	9.53%	9.53%	3.16%	0.71%	7.51%	0.85%	8.99%
SIFI	SI Financial Group Inc.	CT	$11.73	$150.02	$0.15	$11.94	NM		98.28%	10.97%	113.38%	NM		$0.12	1.02%	NM	$1,369	11.16%	9.82%	1.11%	-0.12%	-0.87%	0.13%	0.99%
THRD	TF Financial Corp.	PA	$29.99	$94.44	$2.17	$29.71	13.21	x	100.93%	11.33%	106.42%	13.82	x	$0.48	1.60%	16.30%	$834	11.22%	10.64%	1.62%	0.85%	7.40%	0.81%	7.07%
WFD	Westfield Financial Inc.	MA	$7.53	$151.73	$0.22	$7.65	22.15	x	98.43%	11.88%	98.43%	34.33	x	$0.24	3.19%	85.29%	$1,277	12.07%	12.07%	1.37%	0.53%	4.04%	0.34%	2.60%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright(c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $215.3 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 64.31% and 67.29%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 103.80% and 108.65%, the Company’s ratios reflected a discount of 38.04% on a P/B basis and a discount of 38.07% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 99.68% and 109.18%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 35.48% and 38.37%, respectively. At the top of the super maximum, the Company’s P/B and P/TB ratios equaled 71.99% and 74.79%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 30.65% and 31.16%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 27.78% and 31.50%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s reported P/E multiples and the Company’s net loss on a core earnings basis.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $215.3 million midpoint of the valuation range, the Company’s value equaled 13.29% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.26%, which implies a premium of 8.40% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.78%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 12.82%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings were completed during the past three months. In comparison to the 63.60% average closing forma P/TB ratio of the two recent standard conversions, the Company’s P/TB ratio of 67.29% at the midpoint value reflects an implied premium of 5.80%. At the top of the super maximum, the Company’s P/TB ratio of 74.79% reflects an implied premium of 17.59% relative to the recent standard conversions average P/TB ratio at closing. The current P/TB ratio of the only recent standard conversion that is publicly-traded (Coastway Bancorp) equaled 73.47%, based on closing stock prices as of February 14, 2014. In comparison to the current P/TB ratio of Coastway Bancorp, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 8.41% and at the top of the super maximum reflects an implied premium of 1.80%. Comparative pre-conversion financial data for Coastway Bancorp has been included in the Chapter III tables and show that, in comparison to Blue Hills Bancorp, Coastway Bancorp maintained a lower tangible equity-to-assets ratio (7.20% versus 13.05% for Blue Hills Bancorp), a slightly higher return on average assets (0.35% versus 0.22% for Blue Hills Bancorp) and a higher ratio of non-performing assets as a percent of assets (3.06% versus 0.15% for Blue Hills Bancorp).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 14, 2014, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $215,250,000 at the midpoint, equal to 21,525,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $182,962,500 and a maximum value of $247,537,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 18,296,250 at the minimum and 24,753,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

value of $284,668,130 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 28,466,813. Based on this valuation range, the offering range is as follows: $178,500,000 at the minimum, $210,000,000 at the midpoint, $241,500,000 at the maximum and $277,725,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 17,850,000 at the minimum, 21,000,000 at the midpoint, 24,150,000 at the maximum and 27,772,500 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.